PRELEMINARY COPIES

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

[Amendment No.__]

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material under Rule 14a-12

Medix Resources, Inc.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies;

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-1. (Set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

MEDIX RESOURCES, INC.

420 Lexington Avenue, Suite 1830
New York, New York 10170
(212) 697-2509

NOTICE OF 2003 ANNUALl MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER 17, 2003

          The 2003 Annual Meeting of Shareholders of Medix Resources, Inc. (the "Company"), will be held at The Helmsley Hotel, 212 East 42nd Street, New York, New York 10017, on Wednesday, December 17, 2003 at 10:00 a.m. local time for the following purposes:

1. To elect six members to the Board of Directors.

2. To approve the reincorporation of the Company in Delaware under the name Ramp Corporation.

3. To approve the Company's 2004 Stock Incentive Plan.

4. To ratify the appointment of BDO Seidman, LLP as the Company's independent auditors for the 2003 fiscal year.

5. To transact such other business as may properly come before the meeting or any adjournments(s) thereof.

          The Company's Board of Directors has fixed the close of business on October 8, 2003, as the record date for the annual meeting. A complete list of shareholders entitled to vote at the annual meeting will be available, for a proper purpose, upon written request for inspection by any shareholder prior to the annual meeting, during normal business hours at the Company's offices located at the address set forth above. Only shareholders of record on the record date are entitled to notice of, and to vote at, the annual meeting and any and all adjournments or postponements thereof.

          IF YOU OWN SHARES OF THE COMPANY AS OF THE RECORD DATE, YOU CAN VOTE THESE SHARES BY MAILING THE ENCLOSED PROXY CARD OR, BY VOTING IN PERSON AT THE MEETING. SHAREHOLDERS MAY ALSO SUBMIT THEIR PROXIES ELECTRONICALLY OR BY TELEPHONE.

Voting Electronically or by Telephone

          Instead of submitting your vote by mail on the enclosed proxy card, the Company's by-laws permit you to vote by telephone or via the Internet. Please note that there are separate telephone and Internet voting arrangements depending on whether your shares are registered in the Company's stock records in your name or in the name of a brokerage firm or bank. If you vote by telephone or via the Internet, you do not have to return a proxy card.

          The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by the shareholder. Shareholders who vote by telephone will be able to utilize a toll-free telephone number, the cost of which is borne by the Company. However, if such toll-free telephone number is dialed from certain telephones, such as telephones in many hotel rooms or cellular telephones, the costs associated with access to the toll-free number, such as usage and roaming charges, will be borne by the shareholder.

For Shares Registered Directly in Your Name

          Shareholders with shares registered directly in their name in the Company's stock records maintained by its transfer agent, Computershare Trust Company, Inc., may vote their shares in any of the following ways:

• by telephone by calling (toll-free) _________

• via the Internet at the following address on the World Wide Web:  http://www.__________________

• by mailing their signed proxy card, or

• by attending the meeting and voting in person.

          Specific instructions to be followed by registered shareholders are set forth on the enclosed proxy card. Votes submitted by telephone or via the Internet must be received by ____ p.m. eastern time on December __, 2003.

For Shares Registered in the Name of a Brokerage Firm or Bank

          A number of brokerage firms and banks are participating in separate programs that offer telephone and/or Internet voting options. Such programs are different from the programs provided for shares registered directly in the name of the shareholder. If your shares are held in an account at a brokerage firm or bank participating in any such program, you may vote those shares by telephone and/or via the Internet in accordance with instructions set forth on the voting form provided to you by the brokerage firm or bank that holds your shares.

          WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE BY TELEPHONE, VIA THE INTERNET OR BY COMPLETING THE ENCLOSED PROXY CARD AND RETURNING IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

          IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON, EVEN IF YOU HAVE PREVIOUSLY VOTED.

By Order of the Board of Directors

Arthur L. Goldberg Secretary

New York, New York

October __, 2003

Table of Contents

THE ANNUAL MEETING	1
General	1
Record Date and Quorum	1
Revocability of Proxies	1
Voting	2
Solicitation	2
Matters to be Brought Before the Annual Meeting	2
SUMMARY TERM SHEET	2
Proposed Reincorporation	3
General Matters	4
VOTING SECURITIES AND PRINCIPAL HOLDERS	6
Proposal One - ELECTION OF DIRECTORS	7
General	7
Nominees	8
Certain Committees of the Board of Directors	10
Board and Committee Meetings in 2002	10
Report of the Audit Committee with respect to the year ended December 31, 2002	10
Director and Officer Compensation	11
Comparison of Cumulative Total Returns	13
Executive Officers of the Company	13
Report of the Compensation Committee with respect to the year ended December 31,2002	14
Compensation of Executive Officers	15
Stock Options	16
Employment Agreements	17
Change in Control Arrangements	8
Compensation Committee Interlocks and Insider Participation	18
Compliance with Section 16(a) of the Securities Exchange Act of 1934	19
Certain Relationships and Related Transactions	19
Proposal Two - REINCORPORATION IN THE STATE OF DELAWARE AS RAMP CORPORATION	21
General	21
No Change in Business, Jobs, Physical Location, Etc.	21
Reasons for the Reincorporation	21
Ramp Corporation	22
The Merger Agreement	22
Effective Time	23
Effect of not Obtaining the Required Vote for Approval	23
Comparison of Shareholder Rights Before and After the Reincorporation	23
Federal Income Tax Consequences of the Reincorporation Merger	29
Accounting Treatment of the Reincorporation Merger	30
Regulatory Approval	30
Dissenters' Rights for the Holder of Colorado Preferred Stock	30
Vote Required	31
Proposal Three - 2004 STOCK INCENTIVE PLAN	31
Administration	31
Structure	31
Types of Options	31
Other Awards	32
Eligibility	32
Exercise Period	32
Exercise Price	32
Payment	32
Transferability	32
Termination of Employment	33
Amendment and Termination	33
Shares Subject to the Plan	33
Adjustments	33
Change In Control	33
Additional Limitation	33
U.S. Federal Income Tax Consequences	34
Other Company Option Plans	34
Vote Required	36
Proposal Four - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	36
General	36
Audit and All Other Fees	37
Financial Information Systems Design and Implementation Fees	37
Vote Required	37
OTHER MATTERS	37
General	37
Annual Report to the Securities and Exchange Commission	37
Stockholder Proposals for the 2004 Annual Meeting of Shareholders	38
Annex A - Reincorporation Merger Agreement	A-1
Annex B - Restated Certificate of Incorporation of Ramp Corporation	B-1
Annex C - By-Laws of Ramp Corporation	C-1
Annex D - Article 113 of the Colorado Business Corporation Act	D-1
Annex E - Audit Committee Charter	E-1
Annex F - 2004 Stock Incentive Plan	F-1

MEDIX RESOURCES, INC.

420 Lexington Avenue, Suite 1830
New York, New York 10170
(212) 697-2509
________________________

PROXY STATEMENT
________________________

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

DECEMBER 17, 2003

AT

The Helmsley Hotel, 212 East 42nd Street, New York, New York 10017

________________________

          The information contained in this proxy statement speaks only as of the date of this proxy statement, unless the information specifically indicates that another date applies. This proxy statement serves solely as a proxy statement in connection with the solicitation of proxies by Medix Resources, Inc. (the "Company") for use at our December 17, 2003 annual meeting. This proxy statement gives you detailed information about (i) our nominees to the Board of Directors, (ii) our proposed reincorporation in the State of Delaware as Ramp Corporation, (iii) our 2004 Stock Incentive Plan, and (iv) the ratification of the appointment of our independent auditors. This proxy statement also includes our reincorporation merger agreement as Annex A and our 2004 Stock Incentive Plan as Annex F. You may obtain additional information about the Company from publicly available documents that we have filed with the Securities and Exchange Commission.

THE ANNUAL MEETING

General

          Our Board of Directors is soliciting your signature on the enclosed proxy card, or your telephone or internet proxy, for use at the annual meeting of shareholders to be held on December 17, 2003, at 10:00 a.m. local time, or at any adjournment(s) thereof, for the purposes that we have described in this proxy statement and in the notice of annual meeting of shareholders. The annual meeting will be held at The Helmsley Hotel, 212 East 42nd Street, New York, New York 10017. We first mailed these proxy solicitation materials on or about October __, 2003 to all shareholders listed in our shareholder records as of the record date for the annual meeting.

Record Date and Quorum

          Shareholders of record at the close of business on October 8, 2003 are entitled to vote at the annual meeting. We refer to that date as the record date. On the record date, 96,227,565 shares of our common stock, $0.001 par value per share, were outstanding. Shareholders holding at least one-third of all shares of our common stock, represented in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. If we have a quorum, we will be able to transact business at the annual meeting.

Revocability of Proxies

          Any proxy given pursuant to this solicitation may be revoked by the person or entity signing it at any time before its use. To revoke a proxy, a shareholder must either:

1 deliver to us a written notice of revocation prior to the time that the submitted proxy is voted;

2 submit a new proper proxy by telephone, Internet or proxy card, after the date of the revoked proxy; or

3 attend the annual meeting and vote in person.

          An appointment of proxy will be revoked upon the death or incapacity of the shareholder appointing the proxy if our Secretary or other officer or agent who is authorized to tabulate votes receives notice of such death or incapacity before the proxy exercises his or her authority under the appointment.

Voting

          Each outstanding share of our common stock will be entitled to one vote on each matter submitted to a vote at the annual meeting. Assuming a quorum is present, those six candidates receiving the most votes will be elected as directors of our Company. Our reincorporation in Delaware, through the proposed reincorporation merger, requires approval by the affirmative vote of the holders of a majority of outstanding shares of our common shares. Our proposed 2004 Stock Incentive Plan will be approved if a majority of the votes cast at the annual meeting are cast for such proposal, assuming a quorum is present. Ratification of the appointment of our independent auditors will be approved if the number of votes cast for such proposal exceeds the number of votes cast against it, assuming a quorum is present.

          When brokers have not received any instructions from their clients on how to vote on a particular proposal, brokers are permitted to vote on routine proposals, but not on non-routine matters. The absences of votes on non-routine matters are "broker non-votes." Abstentions and broker non-votes will be counted towards the presence of a quorum, but will not be counted and will have no effect in the election of directors or on the vote to ratify the appointment of our independent auditors to be taken at the annual meeting. In voting on our 2004 Stock Incentive Plan, abstentions will have the effect of "no" votes, and broker non-votes will not be counted as votes cast. Since the reincorporation merger requires the approval of a majority of our outstanding shares of common stock, abstentions and broker non-votes will have the same effect as a vote against this proposal.

          If you have shares held by a broker or other nominee, you may instruct your broker or nominee to vote your shares by following the instructions that the broker or nominee provides to you. Most brokers accept instructions by mail and telephone and through the Internet. Your broker will vote your shares ONLY if you provide instructions as to how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. WITHOUT INSTRUCTIONS, YOUR SHARES WILL NOT BE VOTED by your broker, and the failure to vote will have the same effect as a vote AGAINST the approval of the proposed reincorporation merger and AGAINST the approval of our 2004 Stock Incentive Plan.

Solicitation

          We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and other employees may also solicit proxies personally, by telephone, by facsimile or by other means of communications. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents holding shares of our common stock in their names or in the names of their nominees, for their reasonable expenses in forwarding proxy solicitation materials to our beneficial owners. We have retained Georgeson Shareholder Communications Inc., to assist us in the solicitation of proxies, to the extent necessary, at a base fee of $7,500 plus its out-of-pocket expenses and an additional fee based upon additional shareholder contact which we estimate to be approximately $10,000.

Matters to be Brought Before the Annual Meeting

          We expect that the matters to be presented at the annual meeting will include: (1) the election of six directors to our Board of Directors, (2) the approval of our proposal to reincorporate in the State of Delaware under the name Ramp Corporation, (3) the adoption of our 2004 Stock Incentive Plan, and (4) the ratification of the appointment of BDO Seidman, LLP, as our independent auditors, to audit our 2003 financial statements. We have provided detailed information regarding each of these matters in this proxy statement.

SUMMARY TERM SHEET

          The following is only a summary of certain material information contained in this proxy statement. It does not contain all of the information that is important to you. You should carefully read this entire proxy statement, the annexes and the other documents to which this proxy statement refers in order to fully understand the following matters.

Proposed Reincorporation
Parties to the Reincorporation Merger (See page 23):	Medix Resources, Inc. 420 Lexington Avenue New York, N.Y. 10170 (212) 697-2509

The name of our current company, which is incorporated in Colorado. We are an Internet-based communications and information management company, which currently focuses on the healthcare market. The information contained on our website is not incorporated by reference in this proxy statement.

Ramp Corporation 420 Lexington Avenue New York, N.Y. 10170 (212) 697-2509

We have formed a wholly-owned Delaware subsidiary named Ramp Corporation. We formed this subsidiary solely to enable us to merge the Company into this subsidiary, thus effecting a reincorporate in Delaware. As an effect of the merger and if it is completed, our new name will be Ramp Corporation.

Our Reasons for the Reincorporation Proposal (See page 23):	The primary reason for the reincorporation from Colorado to Delaware is to obtain the benefits of Delaware's comprehensive, widely used and extensively interpreted corporation law.
Our Name in Connection with the Reincorporation (See page 24):

Our name will change to Ramp Corporation in connection with the reincorporation. To distinguish between the Company as incorporated in Colorado before the merger and the Company as incorporated in Delaware after the merger, we sometimes refer in this proxy statement to the Company after the merger as "Ramp Corporation."

Effect of Approving the Reincorporation Proposal (See page 23):

If the reincorporation proposal is approved, the reincorporation merger will be consummated and we will become a Delaware corporation with the name Ramp Corporation. The reincorporation will not change our headquarters, business, jobs, management, location of any of our offices or facilities, number of employees, assets, liabilities or net worth. Our current directors and officers will become the directors and officers of Ramp Corporation upon effectiveness of the merger. None of our subsidiaries will be changing their respective states or jurisdictions of incorporation in connection with the merger.

Effect of Not Approving the Reincorporation Proposal (See page 25):	If the reincorporation proposal fails to obtain the vote required for approval, the merger will not be consummated and we will continue to operate as a corporation incorporated in Colorado.
What You Will Receive in the Reincorporation Merger (See page 23):

You will not need to exchange your existing stock certificates for stock certificates of Ramp Corporation. Each of your shares of common stock, par value $.001 per share, of the Company automatically will be converted into one share of common stock, par value $.001 per share, of Ramp Corporation, and each of your shares of preferred stock, with respect to which dissenters' rights are not validly perfected, automatically will be converted into one share of preferred stock of Ramp Corporation of the same class, with identical designations, preferences, limitations and relative rights.

Effect of the Reincorporation on the Trading of Your Shares of Common Stock (See page 23):

At the effective time of the reincorporation merger, your shares of common stock of the Company will become an equivalent number of shares of common stock of Ramp Corporation and will continue to be listed for trading on the American Stock Exchange. At or promptly after the effective time of such merger, the symbol for our common stock on the American Stock Exchange will change from "MXR" to "RCO."

Recommendation of the Board of Directors of the Company (See page 34):	Your Board of Directors recommends that you vote "FOR" the reincorporation proposal.
Vote Required (See page 33):

Approval of the reincorporation proposal will require the affirmative vote of the holders of a majority of all of the shares of Common Stock outstanding on the record date for the annual meeting. Approval of the reincorporation proposal will constitute approval of the reincorporation merger agreement and the reincorporation merger.

Comparison of Shareholder Rights (See pages 25-32):

As a shareholder of the Company after the merger, your rights will be governed by the Delaware statute governing corporations and by the certificate of incorporation and by-laws of Ramp Corporation. We have summarized the material differences between your rights as a shareholder of the Company and the rights you will have as a shareholder of Ramp Corporation under "Proposal Two - Reincorporation in the State of Delaware as Ramp Corporation - Comparison of the Rights of Holders of Medix Resources Common Stock and Ramp Corporation Common Stock". You should also review the following Annexes for information about our proposed reincorporation:

Annex A - Reincorporation Merger Agreement

Annex B - Restated Certificate of Incorporation of Ramp Corporation

Annex C - By-laws of Ramp Corporation

Regulatory Approvals (See page 32):

In connection with the reincorporation proposal and the proposal to approve the 2004 Stock Incentive Plan, we will file listing applications with the American Stock Exchange, to assure that:

1 there will be no substantive change in listing status when we reincorporate in Delaware, and

2 the shares of our common stock issuable pursuant to the 2004 Stock Incentive Plan will be listed on the American Stock Exchange.

We will not effect the reincorporation in Delaware, unless and until we have arranged for all of our outstanding shares of common stock to retain their listed status once we reincorporate in Delaware.

If our shareholders approve the proposed reincorporation merger, certificates of merger must be filed with the respective Secretaries of State of Colorado and Delaware. Such filings must comply with detailed statutory requirements that are routine in reincorporation merger transactions.

Dissenters' Rights (See pages 32):

Since the shares of our common stock are publicly traded, the holders of such shares do not have dissenters' rights in connection with the reincorporation. Because the one remaining outstanding share of our preferred stock is not publicly traded, the holder of such share is entitled to dissenters' rights under Colorado law in connection with the reincorporation.

General Matters
Annual Meeting (See page 1):

The annual meeting of our shareholders will be held at The Helmsley Hotel, 212 East 42nd Street, New York, New York 10017, on Wednesday, December 17, 2003 at 10:00 a.m. local time. At our annual meeting, we will ask our shareholders to (i) elect six directors to our Board of Directors, (ii) approve our reincorporation in Delaware, (iii) approve our 2004 Stock Incentive Plan, and (iv) ratify the appointment of our independent auditors.

The close of business on October 8, 2003 is the record date for determining which holders of our common stock are entitled to vote at our annual meeting. At the record date, there were 96,227,565 shares of our common stock outstanding and entitled to vote at our annual meeting. One third of the shares outstanding on the record date will constitute a quorum for our annual meeting.

How to Vote Your Shares (See page 2):

Complete, date and sign the enclosed proxy card and mail it in the enclosed return envelope as soon as possible, so that your shares may be represented at the annual meeting. In order to assure that your vote is obtained, please send us your completed, dated and signed proxy even if you currently plan to attend the annual meeting in person. As a convenient alternative, we are also offering you the opportunity to vote via the Internet or by telephone.

How to Revoke Your Proxy (See page 2):

You may revoke your proxy by delivering to the Company's Secretary a signed notice of revocation or a later dated and properly executed proxy, by using the Internet or the telephone to revoke your proxy and/or vote, or by attending the annual meeting and voting in person.

Voting of Shares Held in "Street Name" (See page 2):

Your broker will not be permitted, without your instructions, to vote your shares held in street name on the reincorporation proposal or on the proposal to approve our 2004 Stock Incentive Plan. You should, therefore, be sure to provide your broker with instructions on how to vote your shares. Failure to vote, or to instruct your broker how to vote any shares held for you in your broker's name, will have the same effect as a vote against these proposals.

Vote Required (See page 2):

Assuming a quorum is present, those six  nominees receiving the most votes will be elected as directors of the Company. The proposal to approve our reincorporation requires approval of our shareholders by the affirmative vote of the holders of a majority of our outstanding shares of common shares. The proposal to approve our 2004 Stock Incentive Plan and to ratify the appointment of independent auditors of the Company will require the affirmative vote of a majority of the votes cast at the meeting, as long as a quorum is present at the meeting.

Recommendations of the Board of Directors:

Your Board of Directors believes that the proposed reincorporation in the State of Delaware under the name Ramp Corporation and the proposed 2004 Stock Incentive Plan are in the best interests of the Company and its shareholders and has approved and declared advisable the proposed reincorporation merger agreement and the 2004 Stock Incentive Plan. Your Board of Directors has nominated the six  director candidates named in this proxy statement and the Audit Committee has appointed BDO Seidman, LLP as its independent auditors to audit our financial statements for 2003.

Your Board of Directors recommends that shareholders vote FOR the director nominees, FOR the proposal to approve the reincorporation of the Company in Delaware, FOR the proposal to adopt the 2004 Stock Incentive Plan, and FOR the ratification of BDO Seidman, LLP as our independent auditors.

Whom You Should Call with Questions:	If you have further questions, you may contact our proxy solicitor, Georgeson Shareholder Communications Inc. at 1-888-897-6020.
Share Ownership of Management and Others (See page 6):

As of October 8, 2003, the current directors and executive officers of the Company beneficially owned 6,394,670 shares of our common stock, representing approximately 6.5% of the voting stock outstanding on the record date, including shares issuable upon the exercise of warrants and stock options exercisable within 60 days.

Market Price Data:

Our common stock has traded on the American Stock Exchange under the symbol "MXR" since April 6, 2000. If the reincorporation merger is approved by our common shareholders and becomes effective, our symbol will change to "RCO" to be more closely associated with our new corporate name. The following table sets forth the per share high and low sales prices of our common stock for the periods indicated as reported by the American Stock Exchange. On October 8, 2003, the last sales price reported was $0.58:

                                           High         Low

Year Ended December 31, 2001:

     Quarter Ended March 31               $ 1.63   $ 0.51

     Quarter Ended June 30                $ 1.49   $ 0.41

     Quarter Ended September 30           $ 1.36   $ 0.50

     Quarter Ended December 31             $ 1.09     $ 0.49

Year Ended December 31, 2002:

     Quarter Ended March 31               $ 0.95     $ 0.43

     Quarter Ended June 30                $ 0.62   $ 0.26

     Quarter Ended September 30           $ 0.62     $ 0.31

     Quarter Ended December 31            $ 0.97   $ 0.45

Year Ending December 31, 2003:

     Quarter Ended March 31               $ 0.71   $ 0.27

     Quarter Ended June 30                $ 0.41   $ 0.19

     Quarter Ended September 30           $ 0.49     $ 0.30

     Quarter Ended December 31            $ 0.61     $ 0.43

     (thru October 8, 2003)

There were approximately 531 holders of record (and approximately 10,875  beneficial owners) of our common stock as of October 8, 2003. The number of record holders includes shareholders who may hold our common stock for the benefit of others.

Dividend Policy:

We have never declared or paid any dividends and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends on our common stock will be subject to our prior payment of all accrued and unpaid dividends on our outstanding preferred stock, will be at the discretion of our Board of Directors and will depend upon our financial condition, operating results, capital requirements, contractual restrictions and other factors that our Board of Directors deems relevant.

VOTING SECURITIES AND PRINCIPAL HOLDERS

          The following table sets forth the number of shares of our common stock beneficially owned as of October 8, 2003 by (i) each person known by us to own beneficially more than 5% of our outstanding common stock (ii) each of our current directors, our four most highly compensated executive officers in 2002, and our former CEO who served as such during a portion of 2002, and (iii) all current directors, nominees for director and current executive officers, as a group. On such date, 96,227,565 shares of our common stock were outstanding. Shares not outstanding but deemed beneficially owned, by virtue of the right of any individual to acquire shares within 60 days after the date of this table, are treated as outstanding in the table only when determining the amount and percentage of common stock owned by such individual.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned (2)	Percentage of Class
Andrew Brown (3)	2,250,000	2.3%
Darryl R. Cohen (4)	2,442,670	2.5%
David Friedensohn	2,000	*
J.D. Kleinke	0	*
Samuel H. Havens (5)	410,000	*
Jeffrey A. Stahl	0	*
Louis E. Hyman (6)	705,000	*
Brian R. Ellacott (7)	425,000	*
Patricia A. Minicucci (8)(11)	587,500	*
John R. Prufeta (9)(11)	1,216,000	1.2%
Gary Smith (10)(11)	50,000	*
Directors and Executive Officers, as a Group (13 persons)	_______	__%

___________________

* Represents beneficial ownership of less than one percent.

(1) Unless otherwise indicated, the address for each of the beneficial owners is c/o Medix Resources, Inc., 420 Lexington Avenue, Suite 1830, New York, New York 10170.

(2) Each person named has sole voting and dispositive power with respect to the shares shown, except as otherwise noted.

(3) Consists of (a) 500,000 shares held by an affiliate, with respect to which Mr. Brown disclaims beneficial ownership, (b) 1,450,000 shares issuable upon exercise of warrants, and (c) 300,000 shares issuable upon exercise of stock options exercisable within 60 days from the date of the table.

(4) Consists of (a) 30,470 shares held by Mr. Cohen, (b) 59,000 shares held in trust for his minor children and 8,200 shares held by his wife, with respect to which Mr. Cohen disclaims beneficial ownership, (c) 1,482,000 shares held by a family trust of which Mr. Cohen is co-trustee with his wife, (d) 1,270,000 shares issuable upon exercise of stock options exercisable within 60 days from the date of the table, and (e) 1,075,000 shares issuable upon exercise of warrants.

(5) Consists of (a) 50,000 shares held by Mr. Havens, (b) 25,000 shares issuable upon exercise of warrants, and (b) 360,000 shares issuable upon exercise of stock options exercisable within 60 days from the date of the table.

(6) Consists of (a) 25,000 shares held by Mr. Hyman and his wife, (b) 50,000 shares issuable upon exercise of warrants held by Mr. Hyman and his wife, and (c) 605,000 shares issuable upon exercise of stock options exercisable within 60 days from the date of the table. Mr. Hyman shares dispositive power as to 50,000 shares with his wife.

(7) Consists of (a) 25,000 shares held by Mr. Ellacott, (b) 25,000 shares issuable upon exercise of warrants, and (c) 375,000 shares issuable upon exercise of stock options exercisable within 60 days from the date of the table.

(8) Represents shares issuable upon exercise of stock options exercisable within 60 days from the date of this table. Ms. Minicucci left the Company in October 2002.

(9) Consists of (a) _____ shares issuable upon exercise of warrants held by Mr Prufeta, and (b) _____ shares issuable upon exercise of stock option exercisable within 60 days from the date of the table.  Mr. Prufeta left the Company in September 2002.

(10) Represents shares issuable upon exercise of stock options exercisable within 60 days from the date of this table. Mr. Smith left the Company in July 2002.

(11) Based upon information in the Company's files and may not be complete.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

          Our articles of incorporation provide that whenever our Board of Directors consists of six or more members, our Board will be divided into three classes designated Class I, Class II and Class III. Each class is to have a three-year term and consist, as nearly as possible, of one-third of the total number of directors. A director elected by the Board to fill a vacancy in a class (including a vacancy created by an increase in number of directors) will serve for the remainder of the term of the class of directors in which the vacancy occurred and until the director's successor is elected and qualified. At the annual meeting, Class I directors will be elected for a one-year term, Class II directors will be elected for a two-year term and Class III directors will be elected for a three-year term. At each subsequent annual meeting, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.

          A director will hold office until the annual meeting for the year in which his or her term expires and until such director's successor is elected and qualified, or until such director's earlier death, resignation, retirement, disqualification or removal from office or, if earlier, until the annual meeting following any period during which our authorized number of directors was less than the minimum number required by our articles of incorporation for a classified Board. Because we reduced our authorized number of directors to five on February 13, 2003, the term of all current directors will expire at the annual meeting in December 2003. If the number of directors is changed, any increase or decrease will be a apportioned among the classes, so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Any director elected to fill a vacancy not resulting from an increase in the number of directors will have the same remaining term as that of his predecessor. Any vacancy on the Board (whether or not resulting from an increase in the number of directors) may be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Notwithstanding the foregoing, whenever the holders of any one or more series of our preferred stock have the right, voting separately by series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships are to be governed by the terms of our articles of incorporation applicable to such series, and such directors so elected are not to be divided into classes unless expressly provided by such terms.

Nominees

          Our current Board consists of Andrew Brown, Darryl R. Cohen, David Friedensohn, Samuel H. Havens, J.D. Kleinke and Jeffrey A. Stahl. Messrs. Brown and Cohen are our Board's nominees for Class III directors whose term of office will expire in 2006, Mr. Kleinke and Dr. Stahl are our Board's nominees for Class II directors whose term of office will expire in 2005 and Messrs. Friedensohn and Havens are our Board's nominees for Class I directors whose term of office will expire in 2004.

          Our Board of Directors recommends that shareholders vote FOR the directors listed below and, unless otherwise instructed, the proxy holder will vote the proxies received by him for such nominees. In the event any nominee is unable or declines to serve as a director at the time of the annual meeting, which is not anticipated, the proxies will be voted for any nominee who is designated by the then current Board of Directors to fill the vacancy.

          Listed below is information about the nominees for election to our Board of Directors and the committees of the Board on which they serve.

Name	Age	Position with the Company	Director Since
Andrew Brown (1)(4)	34	Director, President and Chief Operating Officer, Chair of the Nominating Committee and Consultant	2003
Darryl R. Cohen (1)	51	Director, Chairman of the Board and Chief Executive Officer	2002
David Friedensohn (2)(3)(4)	42	Director and Chair of the Compensation Committee	2003
Samuel H. Havens (2)(4)	60	Director	1999
J.D. Kleinke (2)(4)	41	Director and Chair of the Audit Committee	2003
Jeffrey A. Stahl (3)	47	Director	2003

_____________

(1) Member of the Executive Committee

(2) Member of the Audit Committee

(3) Member of the Compensation Committee

(4) Member of Nominating Committee

The following is biographical information concerning our nominees.

Class III Nominees for Election for a Three-Year Term Expiring at the 2006 Annual Meeting

          Andrew Brown is an employee and affiliate of External Affairs, Inc., which has been a consultant to the Company since August 2002. External Affairs is a consulting firm focused on investor relations, financing and strategic advice to small public and private companies. External Affairs is under contract to provide consulting services to us, which consulting services have been performed by Mr. Brown. Prior to working for External Affairs, from July 1997 to December 2002, Mr. Brown served as President and Chief Investment Officer of CounterPoint Capital Management, an investment fund focused on small public and private companies. Mr. Brown graduated from Queens College with Honors, with a B.A. in Economics and Accounting, and from New York University's Stern School of Business, with a M.B.A. in Finance, International Business and Economics. Mr. Brown is a licensed certified public accountant. Mr. Brown was elected as our President and Chief Operating Officer on October 10, 2003, at which time the cash compensation payable to External Affairs was reduced by the amount of cash compensation thereafter payable to Mr. Brown as President and Chief Operating Officer.

          Darryl R. Cohen joined the Company in September 2002 as President and Chief Executive Officer, although he has been a shareholder of, and strategic advisor to, the Company since 1999. Mr. Cohen was President of DCNL Incorporated, a privately-held beauty supply manufacturer and distributor he founded in 1988 and sold to Helen of Troy, Ltd. in 1998. Since the sale of DCNL until December 2002, Mr. Cohen has been rendering financial restructuring services to individuals as a co-owner of Omni Financial Services, Inc. and has been engaged as a private investor. Mr. Cohen is a director of Access Marketing, Inc. Mr. Cohen graduated from the University of California at Berkeley with a BA in Political Science.

Class II Nominees for Election for a Two-Year Term Expiring at the 2005 Annual Meeting

          J.D. Kleinke is the founder and has, since 1998, been the President and Chief Executive Officer of Health Strategies Network, Inc., a private heath care information strategy and technology development company headquartered in Colorado, which designs, develops, tests and deploys customized Web-based software for pharmaceutical companies, managed care organizations, and not-for-profit health care organizations and provides health information technology strategy services for software companies, health care organizations, and not-for-profit foundations. Mr. Kleinke serves as a member of the board of directors of HealthGrades, Inc. Mr. Kleinke graduated from the University of Maryland with a BS in Economics and from The John Hopkins University with a MSB in Finance.

          Jeffrey A. Stahl is a medical doctor in private practice in the area of non-invasive cardiology since May 2000. From January 1996 until May 2000, Dr. Stahl was the Director of Non-Invasive Cardiology at St. Francis Hospital in Roslyn, New York. Dr. Stahl graduated from Boston University with a BA and from Albert Einstein College of Medicine with an MD.

Class I Nominees for Election for a One-Year Term Expiring at the 2004 Annual Meeting

          David Friedensohn is the Chief Executive Officer and Chairman of the Board of BigStar Entertainment Inc., a public holding company devoted to buying and building entertainment brands and products, which Mr. Friedensohn founded in March of 1998. Mr. Friedensohn graduated from Dartmouth College with a BA and from Columbia University with a MBA.

          Samuel H. Havens has been a healthcare consultant since his retirement in 1996 from Prudential Healthcare, an affiliate of The Prudential Insurance Company, where he had served as its President for more than five years. Mr. Havens is a member of the Board of Advisors of Temple Law School and the Editorial Board of Managed Care Quarterly. Mr. Havens graduated from Hamilton College with a BA, from Temple Law School with a JD, received a CLU from the American College of Life Underwriters and completed the Executive Program in Business Administration at Columbia University.

Certain Committees of the Board of Directors

Audit Committee

          The Audit Committee consists of three independent directors as required by Section 121 of the American Stock Exchange Company Guide. The Committee recommends to the Board of Directors the appointment of our independent auditors, provides independent oversight for financial reporting and internal controls and the independent auditors, determines the independence of auditors and makes recommendations on audit matters and internal control to the Board. The Board of Directors adopted a written charter for the Audit Committee in December 2002. Further information on the responsibility of the Audit Committee is set forth in the Audit Committee Report below. The Audit Committee met two times in 2002.

Compensation Committee

          The Compensation Committee sets the salaries and other compensation of all of our executive officers and makes recommendations to the Board of Directors regarding the compensation of our non-employee directors. The Compensation Committee did not meet during 2002. The Board assumed the Compensation Committee function during 2002.

Nominating Committee

          The Nominating Committee identifies and recommends potential candidates for our Board of Directors and its committees. The Committee did not meet during 2002. The Board assumed the Nominating Committee function during 2002. The Nominating Committee will consider nominee suggestions for director from our shareholders. Any such suggestions in connection with the 2004 Annual Meeting should be made to the Nominating Committee (in care of the Company at its principal executive offices) in writing on or before _________, 2004.

Board and Committee Meetings in 2002

          The Board of Directors of the Company held sixteen meetings during 2002 and acted once by unanimous written consent. During 2002, no member of the Board of Directors attended less than 75% of the meetings of the Board of Directors and of the meetings of the committees on which he or she served that occurred while he or she was a director, except for Joan Herman (a former director), who attended half of meetings of the committee of which she was a member during her tenure.

Report of the Audit Committee with respect to the year ended December 31, 2002

          The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2002 with the Company's management and independent accountants. The Audit Committee discussed with Ehrhardt, Keefe, Steiner & Hottman PC, our former independent public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee has also received and reviewed the written disclosures and letter from that firm required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed its independence with representatives of the firm.

          The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company's financial information, systems of internal controls and financial reporting process. With the adoption of the Sarbanes-Oxley Act of 2002 and the resulting Securities and Exchange Commission regulations, the Committee's responsibilities have increased to include the appointment (subject to shareholder approval), oversight and compensation of the Company's independent auditor.

          In carrying out its duties, the Committee provides an open avenue of communications between the Board of Directors, management and the Company's independent public accountants. Our independent public accountants are ultimately accountable to the Board and the Committee and are responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principals. The Audit Committee discusses with the Company's independent auditors the overall scope and plans for their audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. The Audit Committee operates under a written charter approved by the Board of Directors, which specifies the scope of the Audit Committee's responsibilities and how it should carry out those responsibilities. A copy of the charter is set forth on Annex E to this proxy statement.

          Based upon the Audit Committee's review and discussions with management and the independent auditors referred to above and the Audit Committee's review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Audit Committee, Joan E. Herman, Chair (former) Patrick W. Jeffries (former) Guy L. Scalzi (former)

          Ms. Herman and Mr. Scalzi resigned as directors in September 2003, and Mr Jeffries resigned in October 2003. The foregoing report was issued prior to their resignations. In accordance with the requirements of the American Stock Exchange, the current Audit Committee consists of three independent directors - Mr. Friedensohn, Mr. Kleinke and Mr. Havens.

Director and Officer Compensation

          Until January 2002, we compensated our non-employee directors primarily by paying them $1,000 for attending each regular quarterly Board meeting in person, and $250 for attendance by telephone, and reimbursed them for their reasonable out-of-pocket expenses incurred in connection therewith. In January 2002, we temporarily discontinued the payment of cash fees to our directors and determined to compensate our non-employee directors through the grant of options to purchase our common stock. We also reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in connection with their attending meetings of our Board of Directors.

          On January 22, 2002, each of our then non-employee directors (other than Joan Herman who waived any compensation for her services), was granted options to purchase 40,000 shares of common stock at an exercise price of $0.70 per share, 25% of which was scheduled to vest on each three month anniversary of the grant date, provided that the optionee continued as a director at least through the vesting date. On such date, we also granted options to purchase 200,000 shares of common stock at an exercise price of $0.70 per share to John R. Prufeta (then our CEO), which options expired unvested upon Mr. Prufeta's resignation on September 24, 2002. On January 22, 2002, the closing price of our common stock on the American Stock Exchange was $0.87 per share.

          On January 31, 2002, when the closing price of our common stock on the American Stock Exchange was $0.79 per share, we granted options to purchase 166,000 shares of common stock at an exercise price of $0.70 per share to Mr. Prufeta. Pursuant to a settlement arrangement, a warrant will be issued to Mr. Prufeta with generally the same terms as his option, which warrant will expire in 2007.

          On March 8, 2002, when the closing price of our common stock on the American Stock Exchange was $0.59 per share, we granted options to purchase 125,000 shares of common stock at an exercise price of $0.70 per share to Patricia Minicucci (then our chief operations officer), 50% of which shares vested on September 9, 2002 and 50% of which expired following her termination of employment. Pursuant to a settlement arrangement, a warrant will be issued to Ms. Minicucci with generally the same terms as the vested portion of her option, which warrant will expire in 2007.

          On July 1, 2002, when the closing price of our common stock on the American Stock Exchange was $0.38 per share, we granted options to purchase our common stock to the following persons who then were officers of our Company: (a) Gary Smith (then our chief financial officer), received options to purchase 50,000 shares of common stock at an exercise price of $0.50 per share, all of which options vested on grant; and (b) Mark Lerner (then our chief financial officer), received options to purchase an aggregate of 275,000 shares of common stock at $0.38 per share, of which (i) options to acquire 50,000 shares vested on grant, and (ii) options to acquire 225,000 shares were scheduled to vest in eight equal three-month installments beginning October 1, 2002 conditioned on Mr. Lerner being employed by us through the end of the respective three-month period (Mr. Lerner's employment was terminated in May 2003, and since none of his options were exercised, all of his vested options expired in August 2003).

          On November 20, 2002, each of our then directors was granted options to purchase shares of common stock at an exercise price of $0.69 per share. On such date, the closing price of our common stock on the American Stock Exchange was $0.80 per share. Such options were granted as follows: (a) Mr. Havens received options to purchase 120,000 shares of common stock which vested on September 1, 2003; (b) Guy Scalzi (a former director) received options to purchase 120,000 shares of common stock which vested on September 1, 2003; (c) Mr. Cohen received options to purchase an aggregate of 1,740,000 shares of common stock, of which (i) options to purchase 240,000 shares vested on each of April 1, 2003 and October 1, 2003 conditioned on Mr. Cohen remaining as a director at least until such time, and (ii) as part of his employment agreement (A) options to purchase 780,000 shares vested upon grant, (B) options to purchase 480,000 shares vest upon the Company achieving $5 million of additional financing, and (C) options, subsequently cancelled, to purchase 480,000 shares were scheduled to vest upon the Company achieving $500,000 in monthly revenue; (d) Mr. Jeffries (a former director) received options to purchase an aggregate of 1,000,000 shares of common stock, of which (i) options to purchase 120,000 shares vested on each of April 1, 2003 and October 1, 2003, conditioned on Mr. Jeffries remaining as a director at least until such time, (ii) options to purchase 520,000 shares vested upon grant, (iii) options to purchase 240,000 shares vest upon the Company achieving $5 million of additional financing, and (iv) options, subsequently cancelled, to purchase 240,000 shares were scheduled to vest upon the Company achieving $500,000 in monthly revenue; (e) David Skinner ( a former director), received options to purchase 120,000 shares of common stock, which were scheduled to vest on September 1, 2003 conditioned on Dr. Skinner remaining a director at least through such date (which options were cancelled when the condition to vesting was not met); and (f) John T. Lane (a former director) received options to purchase an aggregate of 380,000 shares of common stock, of which (1) 260,000 shares vested upon grant, and (ii) 20,000 shares were scheduled to vest on September 1, 2003 conditioned on Mr. Lane remaining a director at least through such date (which options were cancelled when the condition to vesting was not met).

          On December 9, 2002, when the closing price of our common stock on the American Stock Exchange was $0.70 per share, we granted options to purchase an aggregate of 450,000 shares of common stock at $0.70 per share to James Gamble (then our chief operations officer), of which (a) options to purchase 75,000 vested on grant, (b) options to acquire 75,000 shares were scheduled to vest on each of April 1, 2003, July 1, 2003 and October 1, 2003, and (c) options to acquire 150,000 shares vest in 50,000 share increments based on reaching certain physician deployment milestones. Such options expired on August 30, 2003.

          On July 10, 2003, each of our then directors was granted options to purchase shares of common stock at an exercise price of $0.25 per share. On such date, the closing price of our common stock on the American Stock Exchange was $0.34 per share. Such options were granted as follows: (a) Mr. Havens received options to purchase 200,000 shares of common stock which will vest on September 1, 2004 conditioned on Mr. Havens remaining as a director at least until such time; (b) Mr. Cohen received options to purchase an aggregate of 3 million shares of common stock, of which (i) options to purchase 2 million shares will vest on July 9, 2008, subject to earlier vesting in June 2004 based upon a formula contained in Mr. Cohen's employment agreement with the Company, and (ii) options to purchase 1 million shares vest in 25% increments every three months beginning September 30, 2003 conditioned on Mr. Cohen remaining employed by the Company at the end of each three-month period; (c) Mr. Jeffries received options to purchase an aggregate of 1,300,000 shares of common stock, of which (i) options to purchase 800,000 shares will vest on September 31, 2004 conditioned on Mr. Jeffries remaining as a director at least until such time, and (ii) options to purchase 500,000 shares vest in 25% increments every three months beginning September 30, 2003 conditioned on Mr. Jeffries remaining as a director at least through the end of each three-month period; and (d) Mr. Brown received options to purchase an aggregate of 1,500,000 shares of common stock, of which (i) options to purchase 500,000 shares vest in 25% increments every three months beginning September 30, 2003 conditioned on Mr. Brown continuing to render consulting services to the Company at the end of each three-month period, and (ii) options to purchase 1 million shares will vest on July 9, 2008, subject to earlier vesting in June 2004 based upon a formula contained in the Company's consulting agreement with Mr. Brown's affiliate pursuant to which Mr. Brown is rendering services to the Company; (e) Mr. Hessinger received options to purchase an aggregate of 320,000 shares of common stock, of which (i) options to purchase 80,000 shares vested on the date of grant, and (ii) options to purchase 240,000 shares vest in three equal three-month installments beginning September 30, 2003 conditioned on Mr. Hessinger remaining as an employee at least through the end of the respective three- month period; and (f) Mr. Scalzi (a former director) received options to purchase 200,000 shares of common stock which terminated unvested upon Mr. Scalzi's resignation from the Company on September 15, 2003 according to the terms of the option. In addition, on such date, an affiliate of Mr. Brown received 500,000 shares of common stock for services rendered to the Company by Mr. Brown on behalf of such affiliate.

          With respect to Messrs. Cohen, Brown and Jeffries, the Company has agreed to pay all tax obligations incurred by such persons as a result of their foregoing July 2003 option grants, so that such person will have no income tax liability as a result of such grant. The Company has accrued an aggregate of $300,000 for such purpose.

          On October 3, 2003 and October 7, 2003, we granted options to purchase 500,000 shares and 240,000 shares of common stock at a exercise price of $0.44 and $0.50 per share, the closing prices of our common stock on the American Stock Exchange on the dates of grant, to Messrs. Hyman and Ellacott, respectively, pursuant to each of their employment agreements. Mr. Hyman's options vest as to 50% of the shares subject to his option on the date of grant and 31,250 shares vest quarterly beginning December 31, 2003. Mr. Ellacott's option vests in 30,000 share increments quarterly beginning December 31, 2003.

          On October 7, 2003, we granted Messrs. Brown, Friedensohn and Kleinke and Dr. Stahl options to purchase 200,000 shares of common stock at an exercise price of $0.50 per share, the closing price of our common stock on the American Stock Exchange on such date. Such options vest on October 6, 2004, provided the optionee is a member of our board of directors on such date.

          Beginning in July 18, 2003 we made a payment of $1,000 to each of Messrs. Havens, Jeffries and Scalzi for their attendance at our July 2003 Board of Directors meeting and we intend to make a $1,000 payment to each of our non-employee directors for attendance at each board meeting thereafter.

In August 2003, we paid $70,000 for the year commencing July 1, 2002 to Mr. Jeffries (a former director) as partial payment of a $90,000 fee for services for the year ended June 30, 2003.

Comparison of Cumulative Total Returns

          The following graph and data points table compares the performance of our common stock with the performance of the AMEX-U.S. Index, as adjusted, and as provided by the American Stock Exchange and a Custom Composite Index (3 stocks) over the five-year period through the end of 2002. The graph and tabular information assume that $100 was invested on December 31, 1997 in each of our common stock, the AMEX-U.S. Index and the Custom Composite Index, with any dividends being reinvested. The graph and table use publicly available information that we have no reason to believe is not accurate; however, we take no responsibility for such information.

          The Custom Composite Index consists of AllScripts, WebMD and ProxyMed, companies that (i) we believe are our peers, (ii) are involved in the same or similar lines of business as us, and (iii) we believe offer a better comparison than broader, publicly available indices.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG MEDIX RESOURCES, INC., THE AMEX MARKET VALUE (U.S.) INDEX
AND A PEER GROUP

DOLLARS
3000
2500
2000
1500
1000
500
0
MEDIX RESOURCES, INC.
AMEX MARKET VALUE (U.S.)
PEER GROUP

* $100 invested on 12/31/97 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright © 2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm

          Value based on an assumed investment of $100 beginning December 31, 1997 (and reinvestment of all dividends, if any)

	12/31/1997	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002
Medix Resources, Inc. (1)	$100.00	$87.20	$2,400.00	$800.00	$560.00	$592.00
AMEX U.S. Index (as adjusted)	$100.00	$107.35	$141.64	$131.37	$122.26	$99.95
Custom Composite Index	$100.00	$160.18	$138.05	$28.73	$24.29	$28.31

____________

(1) We acquired our Cymedix Internet software and services business in January of 1998. Before then we operated only a medical temporary staffing business, which we finally disposed of in February 2000.

Executive Officers of the Company

The following table sets forth the names and positions of each of our executive officers as of October 9, 2003.

Name	Age	Position
Darryl R Cohen	51	Chairman of the Board and Chief Executive Officer
Andrew Brown	34	President and Chief Operating Officer
Arthur Goldberg	64	Executive Vice President, Chief Financial Officer and Secretary
Louis E. Hyman	35	Executive Vice President and Chief Technology Officer
Paul R. Hessinger	52	Executive Vice President
Brian R. Ellacott	46	Senior Vice President

                      All of our executive officers are full-time employees.

          Biographical information on each of our executive officers is set forth below, except that information with respect to Mr. Cohen and Mr. Brown is set forth above under "Nominees."

          Arthur L. Goldberg has served as the Company's Executive Vice President, Chief Financial Officer and Secretary since May 2003 through an agreement with Tatum CFO Partners, LLP. Mr. Goldberg has been a partner of Tatum CFO Partners, LLP, a national firm that provides financial consulting services to businesses, since February 1999. From 1998 to 1999 Mr. Goldberg was a consultant in private practice. Mr. Goldberg graduated from City College of New York with a BBA, from New York University School of Law with a JD and LLM and from the University of Chicago with an MBA. Mr. Goldberg is a certified public accountant and an attorney.

          Louis E. Hyman joined the Company in May 2001 as Executive Vice President and Chief Technology Officer, and acted as interim Chief Technology Officer for the two months prior thereto, while he was performing consulting work for the Company. From September 1999 until joining the Company, Mr. Hyman was President and CEO of Ideal Technologies, Inc., a healthcare integration consulting firm. For more than the five years prior to 1999, Mr. Hyman was Vice President and Director of Development for LaPook Lear Systems, Inc., a predecessor of WebMD, Inc. Mr. Hyman graduated from St. John's University summa cum laude where he earned a B.S. degree in Computer Science.

          Paul R. Hessinger joined the Company in June 2003. From June 2001 until May 2003, Mr. Hessinger served as Chief Marketing Officer of Data Direct Technologies, Inc., a software company. From 1999 to June 2001, Mr. Hessinger was Chairman and Chief Executive Officer of Open Avenue Incorporated, a software company. From March 1995 until 1999, Mr. Hessinger was the Executive Technology Counsel at Platinum Technology Inc., a software company. Mr. Hessinger graduated from Kanisius College with a BA in Mathematics and Economics.

          Brian R. Ellacott joined the Company in March 2000 as Senior Vice President, and in mid-2001, was appointed as Division CEO for Southeast Region Markets. Prior to joining the Company, Mr. Ellacott served as President of Cosmetic Surgery Consultants, LLC from August 1999 until March 2000. From March 1996 to August 1999 he was Senior Vice President of Alignis, Inc., a physician PPO. Mr. Ellacott graduated from Wilfrid Laurier University (Waterloo, Canada) with a BA in Business Administration.

Report of the Compensation Committee with respect to the year ended December 31, 2002

          The Compensation Committee did not meet in 2002 and, consequently, the full Board of Directors (which consisted of five members for most of 2002) performed the function of the Committee. The Board recognized that the future success of the Company depends on its personnel, and the ability to both recruit and retain the best people. The Company's compensation program aims to align both the current and long term interests of its key employees at all levels with those of the Company and its shareholders. This is done through a competitive combination of base salary, bonus arrangements and equity participation through stock options and grants. The Board believes that the higher the level of an employee's responsibilities the larger should be the equity component of the employee's total compensation package.

          In evaluating the compensation of the Company's executive officers, the Board had to bear in mind that the Company is still in a development phase and has not yet generated any recurring revenues. It is, therefore, not possible to evaluate the performance of the Company's CEO or other executive officers based upon the traditional measures of revenues and earnings, return on investment or other financial standards. Mr. Prufeta was compensated in 2002 at a level agreed in a previous year and his compensation was not reviewed by the Board prior to his termination in September 2002. Mr. Cohen was hired in September 2002 to serve as the Company's President and CEO and his initial tasks related to reorganization and redirection of the Company's activities, both in a strategic business and financial sense and in a technical sense through focusing development of the Company's software in the best way to meet market needs. Mr. Cohen was also required to work closely with the Company's outside financial consultant and, using his own contacts, to obtain funding for the Company. Therefore only qualitative judgments of Mr. Cohen's performance were possible and, in the Board's judgment, Mr. Cohen's performance was superior in all areas, particularly in light of the difficulties he found when he started serving as President and CEO of the Company.

          The Board anticipates that the Company's leading technology will cause competitors and others (many of which companies will have greater financial resources and higher revenues and earnings than the Company) to attempt to attract certain personnel to leave the Company and the Company's compensation program, including its equity component, is a key part of lessening the chances of the Company losing key personnel.

October 2003	Board of Directors, Mr. Andrew Brown Mr. Darryl R. Cohen Mr. J.D. Kleinke Mr. David Friedensohn Mr. Samuel H. Havens Dr. Jeffrey A. Stahl

Compensation of Executive Officers

          The following table sets forth information concerning compensation for services in all capacities to the Company for the three years ended December 31, 2002, awarded or paid to, or earned by our Chief Executive Officer ("CEO"), each former chief executive officer who served as such during 2002, the three other most highly compensated officers who were serving as such at December 31, 2002 (the "Named Officers") and two additional executive officers who would otherwise have been included had they remained executive officers at December 31, 2002.

Summary Compensation Table

		Annual Compensation	Long-Term Compensation
Name and Principal Position	Year	Salary (1)	Securities Underlying Options	All Other Compensation
Darryl R. Cohen President and CEO (2)	2002 2001 2000	$42,202 - -	1,740,000 shares(2) - -	$81,933(3) - -
John R. Prufeta CEO (former)	2002 2001 2000	$192,987 $114,000 -	- 425,000 shares -	$ 7,150(4) - -
Louis E. Hyman Executive Vice President and Chief Technology Officer	2002 2001 2000	$220,096 - -	125,000 shares 250,000 shares -	- $156,625(5) -
Brian R. Ellacott Senior Vice President	2002 2001 2000	$185,032 $165,000 $125,769	75,000 shares 175,000 shares 150,000 shares	- - -
Patricia Minicucci (6) Chief Operating Officer (former)	2002 2001 2000	$181,563 $197,000 -	- 175,000 shares -	$46,800(7) - -
Gary Smith Chief Financial Officer (former) (7)	2002 2001 2000	$140,844 $197,000 -	- 175,000 shares -	- - -

__________________

(1) Salary includes automobile allowances, disability and health insurance premiums in amounts less than 10% of such executive officer's annual salary.

(2) Does not include options to acquire 480,000 shares, which were subsequently cancelled ab initio.

(3) Mr. Cohen joined the Company as CEO in September 2002. Prior to that time, Mr. Cohen served as a consultant to the Company. All other compensation includes consulting fees paid to Mr. Cohen.

(4) Mr. Prufeta's employment with the Company terminated in September 2002. Mr. Prufeta received $15,550 from the Company following his termination pursuant to a Separation Agreement and General Release.

(5) During 2001, Mr. Hyman, through an affiliated entity, served as a consultant to the Company before he became a full time employee and executive officer in May 2001, and his affiliated entity received $156,625 for his services, which is included in all other compensation. Mr. Hyman also received a grant of options to purchase 20,000 shares for his consulting services, which are included in the 250,000 options granted in 2001. Mr. Hyman was not employed by the Company in 2000.

(6) Ms. Minicucci's employment with the Company was terminated in October 2002. Ms. Minicucci received $46,800 from the Company following her termination pursuant to a Separation Agreement and General Release, which amount is included in her $228,363 compensation for 2002.

(7) Mr. Smith's employment with the Company terminated in July 2002.

Stock Options

          As of October 8, 2003, we had issued _________ shares of our common stock upon exercise of options to current or former employees and directors, have outstanding options held by current or former employees and directors to acquire a total of _________ shares of common stock, with exercise prices ranging from $0.19 to $4.97 per share, and have _____________ shares of common stock available for the future grant of options. Information concerning our existing stock option plans is set forth under "Proposal Three - 2004 Stock Incentive Plan."

          Certain option information with respect to 2002 relating to the executive officers named in the Summary Compensation Table is set forth below:

Options Granted in 2002

Name	Number of Shares Granted		Percentage of Total Options Granted to Employees in 2002	Exercise Price (per share)	Expiration Date	Valuation under Black-Scholes Pricing Method (1)
Darryl R. Cohen	1,740,000	(2)	57.1%	$0.69	11/20/07	$1,367,042
Louis E. Hyman	125,000		4.1%	$0.59	3/8/07	$ 78,430
Brian R. Ellacott	50,000		1.6%	$0.59	3/8/07	$ 22,141
John R. Prufeta	200,000		6.6%	$0.70	1/21/07 (3)	$ 129,664
Patricia Minicucci	125,000		4.1%	$0.70	3/8/07 (4)	$ 81,040
Gary Smith	50,000		1.6%	$0.50	7/1/07	$ 33,158

________________

(1) The Black-Scholes option-pricing model estimates the option's fair value by considering the following assumptions: (a) the option's exercise price and expected life; (b) the underlying current market price of the common stock and expected volatility; (c) expected dividends; and (d) the risk free interest rate corresponding to the term of the option. The values in the table use an expected volatility of 95%, a risk-free rate of 5.5%, no dividend yield and anticipated exercise at the end of the option term.

(2) 480,000 shares were cancelled ab initio.

(3) Expired on September 24, 2002, the date Mr. Prufeta's employment with the Company terminated.

(4) Expired on October 23, 2002, the date Ms. Minicucci's employment with the Company terminated.

Aggregated Option Exercises in 2002 and Fiscal Year End Option Values

	Number of Shares Underlying Unexercised Options at 12/31/02		Value of Unexercised In-the- Money Options at 12/31/02 (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Darryl R. Cohen	780,000	960,000 (2)	$39,000	$72,000
Louis E. Hyman	285,000	90,000	$29,625	$6,075
Brian R. Ellacott	350,000	25,000	$26,750	$3,750
John R. Prufeta (3)	1,216,000	_	$298,140	_
Patricia Minicucci (3)	587,500	_	$23,000	_
Gary Smith	50,000	_	$12,000	_

_________________

(1) The dollar values are calculated by determining the difference between $0.74 per share, the closing price of the common stock at December 31, 2002, and the exercise price of the respective options.

(2) 480,000 shares were cancelled ab initio.

(3) Mr. Prufeta's and Ms. Minicucci's employment with the Company terminated on September 24, 2002 and October 23, 2002, respectively.

          Options to purchase 358,000 shares of our common stock were exercised in 2002.

          The Company currently has no retirement, pension or profit-sharing program for the benefit of its directors, executive officers or other employees. The Company has a 401(k) plan for its employees, but does not make any contributions to the plan.

Employment Agreements

          Darryl R. Cohen, our President and Chief Executive Officer, has a one-year employment agreement, ending June 30, 2004. The agreement provides that Mr. Cohen will be compensated at an annual base salary of $375,000, with a discretionary bonus potential up to his base salary based upon the Company attaining a specified level of gross revenue during his employment year. The agreement also provides for (i) the grant of 1,000,000 performance shares of our common stock under our 2003 Stock Incentive Plan vesting on the earlier of January 6, 2004 or July 9, 2008, provided Mr. Cohen is our CEO on such dates, and (ii) a five-year non qualified stock option to purchase an aggregate of 3,000,000 shares of our common stock at a price of $0.25 per share, of which (i) 1,000,000 shares will vest in four equal three month installments beginning September 30, 2003, and (ii) 2,000,000 shares will vest (in accordance with a formula set forth in the agreement) on the earlier of June 30, 2004 or July 9, 2008, in both cases, if Mr. Cohen is our CEO on such dates. The agreement provides that, upon the occurrence of a change in control of the Company, all options described in the agreement will be deemed fully vested and exercisable. The agreement is terminable by either the Company or Mr. Cohen for any reason on ninety days notice. Mr. Cohen reports to, and serves as, a member of the Board of Directors without additional compensation. Mr. Cohen was paid a cash bonus of $150,000 for his services in the year ended June 30, 2003 in July 2003.

          Louis E. Hyman, our Executive Vice President and Chief Technology Officer, has a one-year employment agreement, currently ending on September 30, 2004, which is renewable for additional one-year periods. The agreement, which provided for the grant of a $15,000 bonus to Mr. Hyman on or before September 30, 2003, provides that Mr. Hyman will be compensated at an annual salary of $190,000. The agreement also provides for the grant of options to purchase an aggregate of 500,000 shares of our common stock, of which (i) options for 250,000 shares vest on the grant date, and (ii) options for 250,000 shares vest in eight equal three-month installments, the first of which vests on December 31, 2003, in each case provided that Mr. Hyman is in the Company's employ at such time. Such options were granted on October 3, 2003 at an exercise price of $0.44, the closing price of our common stock on that date on the American Stock Exchange. The agreement provides that, upon the occurrence of a change in control of the Company, all options described in the agreement will be deemed fully vested and exercisable. The agreement is terminable by either the Company or Mr. Hyman for any reason on ninety days notice.

          Brian R. Ellacott, our Senior Vice President, has a one-year employment agreement, currently ending on September 30, 2004, which is renewable for additional one-year terms. The agreement provides that Mr. Ellacott will be compensated at an annual salary of $180,000. The agreement also provides for the grant of options to purchase an aggregate of 240,000 shares of our common stock, which vest in eight equal three-month installments, the first of which vests on December 31, 2003, in each case provided that Mr. Ellacott is in the Company's employ at such time. Such options were granted on October 7, 2003 at an exercise price of $0.50, the closing price of our common stock on that date on the American Stock Exchange. The agreement provides that, upon the occurrence of a change in control of the Company, all options described in the agreement will be deemed fully vested and exercisable. The agreement is terminable by either the Company or Mr. Hyman for any reason on ninety days notice.

          Paul R. Hessinger, our Executive Vice President, has an one-year employment agreement ending on May 31, 2004, which is renewable for additional one-year terms. The agreement provides that Mr. Hesssinger will be compensated at an annual base salary of $200,000. The agreement also provides for Mr. Hessinger to receive (a) a cash bonus of $25,000 payable on or before each of December 10, 2003 and June 10, 2004, and (b) an option to purchase an aggregate of 320,000 shares of our common stock at a price of $0.34 per share, of which (i) options to purchase 80,000 shares vested on the date of grant, and (ii) options to purchase 80,000 shares will vest on each of September 30, 2003, December 31, 2003 and March 31, 2004, in each case provided that Mr. Hessinger is in the Company's employ at such date. The agreement may be terminated by either party for any reason on ninety days notice. If Mr. Hessinger is terminated by the Company without cause prior to May 31, 2004, he will be entitled to his base salary for three months or the balance of the initial term, whichever is less; and if he is terminated without cause thereafter if certain Company goals were achieved prior to May 31, 2004, he will be entitled to the greater of (a) any Company severance then in effect, or (b) his base salary for three months or for the balance of the then term of the agreement, whichever is less.

Change in Control Arrangements

          As set forth above under "Employment Agreements," the Company's employment agreements with each of Messrs Cohen, Hyman and Ellacott provide that, upon a change of control of the Company, any unvested options to acquire shares of our common stock which have been granted pursuant to their respective employment agreements, will become fully vested and exercisable.

Compensation Committee Interlocks and Insider Participation

          In 1999, we entered into agreements with WellPoint Pharmacy Management to implement a pilot program for the introduction of Cymedix® software to healthcare providers identified by WellPoint. After the required testing of the software, the agreements provide for a production program to install the software broadly among WellPoint managed providers. One of the agreements provides that we nominate a representative of WellPoint to be elected to the our Board of Directors. Joan E. Herman, a former director, was the initial WellPoint representative. Such agreement also provided that WellPoint would be granted warrants, expiring September 8, 2004, evidencing the right to purchase up to 6 million shares of our common stock, which vest upon the occurrence of certain performance criteria. Half of the warrants have an exercise price of $0.30 per share and the other half of the warrants have an exercise price of $0.50 per share. In February 2002, the warrant agreement was amended to revise the performance criteria and to add an additional right to purchase up to 1 million additional shares of our common stock at a purchase price of $1.75 per share. At March 15, 2003, warrants covering 1,850,000 shares, exercisable at $.30 per share, had vested. As of the date of this proxy statement, none of the warrants have been exercised. In February 2002, the parent of WellPoint lent us $1 million, for which we issued our secured convertible note. The note was converted into 2,405,216 shares of our common stock in 2002. Patrick W. Jeffries, a former director of our Company since 2001, has been a consultant to WellPoint.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

          Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Such persons also are required to furnish us with copies of all Section 16(a) reports which they file. To our knowledge, based solely upon a review of such reports, we believe that none of such persons failed to timely comply with the requirements of Section 16(a) during 2002, except that (i) Samuel H. Havens, John T. Lane (a former director) and Patrick W. Jeffries (a former director) inadvertently filed late one Form 4, (ii) James Q. Gamble (a former executive officer) inadvertently filed late a Form 3 and a Form 4, (iii) David Skinner, a former director who died prior to a Form 5 filing date, and (iv) Gary Smith, a former executive officer, failed to file a Form 5 after his termination with the Company.

Certain Relationships and Related Transactions

          Since 1996, we have had a policy that any transactions with directors or executive officers or any entities in which they are associated as directors or executive officers or in which they have a financial interest, will be only on terms that would be reached in an arm's-length transaction, consistent with industry standards and approved by a majority of our disinterested directors. This policy provides that no such transaction will be either void or voidable, solely because of such relationship or interest or solely because an interested director is present at the meeting of the Board of Directors or a committee thereof that approves such transaction or solely because the interested director's vote is counted for such purpose. In addition, interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof that approves such a transaction. We have also adopted a policy that any loans to officers, directors and 5% or more shareholders are subject to approval by a majority of our disinterested directors. All of the transactions described below have been approved according to this policy.

          In 1999, we entered into a consulting agreement with Samuel H. Havens, a director, pursuant to which Mr. Havens was to have been paid $5,000 per month for his consulting services in connection with our marketing efforts. At Mr. Havens' request, we deferred certain of his monthly payments. During 2002, we paid Mr. Havens $20,000 for his services under the agreement and, during 2003, we paid Mr. Havens an additional $20,000. As of September 30, 2003, we still owed Mr. Havens $60,000, which amount will be paid $20,000 in cash and $40,000 in the form of our common stock in 2004.

          In February 2002, we repaid an advance from John Prufeta, our then chief executive officer and a director of the Company, in the amount of $166,000. During the second and third quarters of 2002, we borrowed a total of $130,000, with interest at 5% per annum, from Mr. Prufeta, which was repaid in full (including accrued interest) during 2003.

          During April 2002, certain of our directors and executive officers entered into Stock Purchase Agreement with us and purchased Units (each Unit consisting one share of our common stock and one warrant entitling the holder to purchase one share of our common stock at a purchase price of $0.50 per share for a five-year period beginning September 1, 2002) for $0.40 each. The terms of the offering permit us, at our option, upon 30 days prior notice, to repurchase any warrants outstanding at the end of such 30-day period at a price of $0.01 per warrant, if the closing price of our common stock, as reported by the American Stock Exchange or other recognized exchange or a quotation system, is $4.00 or higher for ten consecutive trading days, we have the right, at our option, upon 30 days prior notice, to repurchase any warrants outstanding at the end of such 30-day period at a price of $0.01 per warrant. The participants included (i) Darryl Cohen who purchased 100,000 Units, (ii) Brian Ellacott who purchased 25,000 Units, (iii) Samuel Havens who purchased 12,500 Units, (iv) Louis Hyman who, jointly with his wife, purchased 50,000 Units, (v) Patrick Jeffries, then a director, who purchased 62,500 Units, (vi) John Lane, then a director, who purchased 62,500 Units, and (vii) John Prufeta who purchased 125,000 Units. Subsequently, the term of the warrants sold to Messrs. Cohen, Ellacott, Havens, then a director, Jeffries and Lane was amended to begin July 1, 2003.

          In July 2002, Samuel Havens purchased an additional 12,500 Units on essentially the same terms as in the April 2002 Stock Purchase Agreement. Subsequently, the term of the warrant sold to Mr. Havens was amended to begin July 1, 2003.

          In August 2002, Darryl Cohen purchased an additional 375,000 Units, Patrick Jeffries, then a director, purchased an additional 125,000 Units and Patricia Minicucci, our former chief operating officer, purchased 50,000 Units on essentially the same terms as in the April 2002 Stock Purchase Agreement, except that the term of the warrants purchased by Messrs. Cohen and Jeffries begin on January 1, 2003. Subsequently, the term of the warrants sold to Ms. Minicucci was amended to begin July 1, 2003.

          In December 2002, Mr. Jeffries, then a director, purchased an additional 250,000 Units and Mark Lerner, our then Executive Vice President and CFO, purchased 25,000 Units on essentially the same terms as in the April 2002 Stock Purchase Agreement, except that the term of the warrants issued to Mr. Jeffries begin on January 1, 2003 and the term of the warrants issued to Mr. Lerner begin on July 1, 2003.

          Under Warrant Modification Agreements, dated April 2003, certain warrants previously issued to Messrs. Ellacott, Hyman, Brown, Cohen and Jeffries, and warrants issued to certain private placement investors were made non-exercisable until the Company had at least 200 million authorized shares. On May 21, 2003, the Company's authorized shares were increased to 400 million, upon which event the exercise price of the warrants were reduced to $0.30 pursuant to the terms of such Agreements.

          Upon his resignation from the Board of Directors on October 9, 2003, we agreed to immediately vest all of Mr. Jeffries' options and to remove all forfeiture conditions from his forfeitable stock grants.

          Arthur L. Goldberg, our Executive Vice President, Chief Financial Officer and Secretary since May 2003, provides his services to us through Tatum CFO Partners, LLP, a national consulting firm of which he is a partner, and which provides the services of financial professionals to businesses. Pursuant to an employment letter between us and Mr. Goldberg, and a Resources Agreement between us and Tatum, both dated May 20, 2003, Mr. Goldberg is compensated by us at a daily rate of $1,250; 16% of such amount is paid directly to Tatum. Mr. Goldberg's employment term expires November 21, 2003, unless earlier terminated by us or Mr. Goldberg upon 30 days prior written notice.

          Andrew Brown, a director, is employed by External Affairs, Inc. In August 2003, we entered into a consulting agreement with External Affairs for a term ending June 30, 2004, under which External Affairs agreed to act as our investor relations and strategy consultant and assist us with our capital raising efforts. The agreement provided for payments to External Affairs of $328,000, and a discretionary bonus potential of up to $275,000 based upon our attaining a specified level of revenue during the term of the agreement. External Affairs received a cash bonus in July 2003 of $50,000 for its services during the year ended June 30, 2003. On October 9, 2003, Mr. Brown was elected as our President and Chief Operating Officer and Mr. Brown, External Affairs and we agreed to reduce the cash compensation payable to External Affairs under the August 2003 Consulting Agreement by an amount equal to the cash compensation payable to Mr. Brown as President and Chief Operating Officer. External Affairs was granted 500,000 restricted shares of our common stock in July 2003, which shares are forfeitable if, by January 6, 2004, we have not met certain performance goals. Pursuant to the agreement, External Affairs also received a five-year option to purchase an aggregate of 1,500,000 shares of our common stock at $0.25 per share, of which (i) options to purchase 500,000 shares vest in 25% increments every three months beginning September 9, 2003 conditioned on Mr. Brown continuing to render consulting services to us at the end of each three-month period, and (ii) options to purchase 1 million shares will vest on July 9, 2008, subject to earlier vesting in June 2004 based upon a formula contained in the agreement. The agreement provides that, upon the occurrence of a change in control of the Company, all options described in the agreement will be deemed fully vested and exercisable. The agreement is terminable by either us or External Affairs for any reason on ninety days prior written notice, subject to certain offset rights in the event of termination by External Affairs for other than "good reason". External Affairs has transferred all of its options to Mr. Brown. From August 2002 to October 2003, we paid an aggregate of $266,125 to External Affairs in consulting fees.

          Since August 2002, we issued (a) a three-year warrant to purchase 168,000 shares of our common stock at $0.30 per share and, (b) five-year warrants to purchase an aggregate of 552,000 shares of our common stock to Andrew Brown as compensation for consulting services provided to us under our agreement with External Affairs, Inc. Such issuances consisted of warrants to purchase (i) 124,000 shares of common stock at $0.69 per share issued on April 1, 2003, (ii) 248,000 shares of common stock at $0.69 per share issued on June 24, 2003, and (iii) 180,000 shares of common stock at $0.50 per share issued on July 1, 2003.

          Andrew Brown's sister is employed by a newly formed and wholly-owned subsidiary of the Company, as a Senior Nurse Advocate, at an annual base salary of $55,000. In October 2003, she was granted options to purchase 50,000 shares of our common stock at an exercise price of $0.44 per share.

PROPOSAL TWO

REINCORPORATION IN THE STATE OF DELAWARE AS RAMP CORPORATION

General

          The Company is primarily engaged in the communication of high value-added healthcare information among physician offices, pharmacies, hospitals, pharmacy benefit managers, health management organizations, pharmaceutical companies and health insurance companies. Through its wholly-owned HealthRamp subsidiary, the Company markets the CarePoint suite of technologies. CarePoint allows for electronic prescribing, laboratory orders and results, Internet-based communication, data integration and transaction processing over a handheld device or browser, at the point-of-care. The combination of these technologies is designed to provide access to safer and better healthcare.

          At the annual meeting, holders of the Company's common stock, par value $.001 per share (the "Colorado Common Stock"), will be asked to vote upon the reincorporation of the Company from the State of Colorado to the State of Delaware. The reincorporation will be effected pursuant to an Agreement and Plan of Merger, dated as of ____________, 2003 (the "merger agreement"), by and between the Company and Ramp Corporation, a Delaware corporation and a wholly owned subsidiary of the Company. On October 7, 2003, the boards of directors of each of both companies unanimously approved the merger agreement, and subsequently the Company, as the sole stockholder of Ramp Corporation, adopted the merger agreement. The merger agreement is attached as Annex A to this proxy statement.

          In the following discussion of the proposed reincorporation, "Company" refers to our company which is currently organized as a Colorado corporation, and "Ramp Corporation" refers to our wholly-owned Delaware subsidiary, Ramp Corporation that will be the surviving corporation after the completion of the reincorporation merger.

No Change in Business, Jobs, Physical Location, Etc.

          The reincorporation merger will effect a change in the legal domicile and name of the Company and other changes of a legal nature, the most significant of which are described below under the heading "Comparison of Shareholder Rights Before and After the Reincorporation." However, the reincorporation merger will not result in any change in headquarters, business, jobs, management, location of any of our offices or facilities, number of employees, assets, liabilities or net worth (other than as a result of the costs incident to the reincorporation merger). Our management, including all directors and officers, will remain the same and will assume identical positions with Ramp Corporation. None of our subsidiaries will be changing their respective states or jurisdictions of incorporation or names in connection with the reincorporation merger. There will be no new employment agreements for executive officers or other direct or indirect interest of the current directors or executive officers of the Company in the reincorporation merger as a result of the reincorporation. Upon the effective time of the reincorporation merger, shares of Colorado Common Stock will be converted into an equivalent number of shares of common stock, par value $.001 per share, of Ramp Corporation ("Delaware Common Stock") and the one share of 1996 Preferred Stock, par value $1.00 per share, of the Company ("Colorado Preferred Stock") with respect to which dissenters' rights are not validly perfected, will be converted into one share of 1996 Preferred Stock, par value $1.00 per share, of Ramp Corporation ("Delaware Preferred Stock"). Upon or shortly after the effective time of the reincorporation merger, the Delaware Common Stock will begin trading on the American Stock Exchange under the symbol "RCO" rather than "MXR."

Reasons for the Reincorporation

          Delaware is a nationally recognized leader in adopting and implementing comprehensive and flexible corporate laws. The General Corporation Law of the State of Delaware (the "DGCL") is frequently revised and updated to accommodate changing legal and business needs. Almost 60% of the Fortune 500 corporations are incorporated in Delaware. In addition, according to an October 2002 report in the Denver Business Journal, seven of the top ten Colorado-based companies (based on sales and number of employees) are incorporated in Delaware and, since that article, Adolph Coors Company has also reincorporated from Colorado to Delaware. With the growth and maturity of the Company, its Board of Directors believes that it will be beneficial to the Company and its shareholders to obtain the benefits of DGCL.

          In addition, Delaware has established a specialized court, the Court of Chancery, having exclusive jurisdiction over matters relating to the DGCL. The Chancery Court has no jurisdiction over criminal and tort cases, and corporate cases are heard by judges, without juries, who have many years of experience with corporate issues. Traditionally, this has meant that the Delaware courts are able in most cases to process corporate litigation relatively quickly and effectively. By comparison, many states, including Colorado, do not have a specialized judiciary over matters relating to corporate issues.

Delaware courts have developed considerable expertise in dealing with corporate legal issues and produced a substantial body of case law construing Delaware corporate laws, with multiple cases concerning areas that no Colorado court has considered. Because our judicial system is based largely on legal precedents, the abundance of Delaware case law should serve to enhance the relative clarity and predictability of many areas of corporate law, which should offer added advantages to the Company by allowing its Board of Directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions.

          Reincorporation from Colorado to Delaware also may make it easier to attract future candidates willing to serve on the Company's Board of Directors, because many of such candidates already will be familiar with Delaware corporate law, including provisions relating to director indemnification, from their past business experience.

Ramp Corporation

          Ramp Corporation, our wholly owned subsidiary, was incorporated under the DGCL on February 10, 2003 exclusively for the purpose of merging with the Company. Between the date of its incorporation and the date of this proxy statement, we decided that "Ramp Corporation" would be a more appropriate name because we determined that the names of our operating subsidiaries would include "ramp" as part of their names, the first being HealthRamp. The address and phone number of Ramp Corporation's principal office are the same as those of the Company. Prior to the reincorporation merger, Ramp Corporation will have no material assets or liabilities and will not have carried on any business.

          Upon completion of the reincorporation merger, the rights of the stockholders of Ramp Corporation will be governed by the DGCL and the restated certificate of incorporation and the bylaws of Ramp Corporation (the "Delaware Certificate of Incorporation" and the "Delaware Bylaws," respectively). The Delaware Certificate of Incorporation and the Delaware Bylaws are attached to this proxy statement as Annex B and Annex C, respectively.

The Merger Agreement

          The merger agreement provides that the Company will merge with and into Ramp Corporation, with Ramp Corporation being the surviving corporation. Pursuant to the merger agreement, Ramp Corporation will acquire all assets and assume all liabilities of the Company. The Company's existing Board of Directors and officers will become the board of directors and officers of Ramp Corporation for identical terms of office. The Company's existing subsidiaries will become the subsidiaries of Ramp Corporation.

          At the effective time of the reincorporation merger, each outstanding share of Colorado Preferred Stock with respect to which dissenters' rights are not validly perfected automatically will be converted into one share of Delaware Preferred Stock of the same class, and each outstanding share of Colorado Common Stock will be converted into one share of Delaware Common Stock. Shareholders will not have to exchange their existing stock certificates of the Company for stock certificates of Ramp Corporation. However, after consummation of the reincorporation merger, any stockholder desiring a new form of stock certificate may submit the existing stock certificate to Ramp Corporation's transfer agent for cancellation, and obtain a new Delaware form of stock certificate.

          At the effective time of the merger, Delaware Common Stock will be listed for trading on the American Stock Exchange under the symbol "RCO."

Pursuant to the reincorporation merger, Ramp Corporation will assume all of the Company's obligations under the Company's 1994 Incentive Stock Option Plan, 1996 Stock Incentive Plan, 1999 Stock Option Plan, and 2003 Stock Option Plan, and if adopted by the shareholders the Company's 2004 Stock Incentive Plan, each as amended to date (collectively, the "Company stock plans"). Each award of shares of Colorado Common Stock under the Company stock plans will be converted into an award of shares of Delaware Common Stock on the same terms and conditions as in effect immediately prior to the reincorporation, and each option to purchase shares of Colorado Common Stock under the Company stock plans will be converted into an option to purchase the same number of shares of Delaware Common Stock on the same terms and conditions as in effect immediately prior to the reincorporation. Options and rights granted under the Company stock plans in the future will be for shares of Delaware Common Stock.

          The merger agreement was unanimously approved by the Board of Directors of the Company and the board of directors of Ramp Corporation and subsequently was adopted by the Company, as the sole stockholder of Ramp Corporation. Approval of the reincorporation proposal (which constitutes approval of the merger agreement) requires the affirmative vote of the holders of a majority of all shares of Colorado Common Stock outstanding on the record date for the annual meeting. The approval of the reincorporation proposal does not require the affirmative vote of the holder of the one outstanding share of Colorado Preferred Stock and such holder is not entitled to vote with respect to its share of Colorado Preferred Stock.

Effective Time

          If approved by the requisite vote of the holders of Colorado Common Stock, it is anticipated that the reincorporation merger, and consequently the reincorporation, will become effective at the time set forth in each of the Articles of Merger to be filed with the Secretary of State of Colorado (together with the merger agreement) in accordance with Article 7-111-105 of the Colorado Business Corporation Act (the "CBCA") and the Certificate of Merger to be filed with the Secretary of State of Delaware in accordance with §252 of the DGCL. However, the merger agreement may be terminated and abandoned by action of the Board of Directors of the Company at any time prior to the effective time of the reincorporation merger, whether before or after the approval by holders of shares of Colorado Common Stock, if the Board of Directors determines, for any reason, in its sole judgment and discretion, that the consummation of the reincorporation merger would be inadvisable or not in the best interests of the Company and its shareholders.

Effect of not Obtaining the Required Vote for Approval

          If the reincorporation proposal fails to obtain the requisite vote for approval on the date scheduled for the annual meeting, we plan to adjourn the annual meeting, after acting on the other proposals, to a later date to permit additional time for the solicitation of a favorable vote on this proposal. If we fail to obtain the requisite vote, the reincorporation merger will not be consummated and the Company will continue to be incorporated in Colorado.

Comparison of Shareholder Rights Before and After the Reincorporation

          Because of differences between the CBCA and the DGCL, as well as differences between the Company's charter and bylaws before and after the reincorporation, the reincorporation will effect some changes in the rights of our shareholders. Summarized below are the most significant differences between the rights of our shareholders before and after the reincorporation, as a result of the differences among the CBCA and the DGCL, the Restated Articles of Incorporation of the Company (the "Colorado Articles of Incorporation") and the Bylaws (the "Colorado Bylaws") of the Company and the Delaware Certificate of Incorporation and Delaware Bylaws. In addition to the changes described below, certain technical changes have been made to the Delaware Certificate of Incorporation and Delaware Bylaws in comparison to the Colorado Articles of Incorporation and Colorado Bylaws to reflect non-material differences between the DGCL and the CBCA. The summary below is not intended to be relied upon as an exhaustive list of all differences or a complete description of the differences, and is qualified in its entirety by reference to the CBCA, the Colorado Articles of Incorporation, the Colorado Bylaws, the DGCL, the Delaware Certificate of Incorporation and the Delaware Bylaws.

Medix Resources, Inc.	Ramp Corporation

Par Value; Surplus; Capital

All shares of Colorado Common Stock have a par value of $.001 per share. The concepts of surplus and capital do not exist under the CBCA.	All shares of Delaware Common Stock have a par value of $.001 per share. The concepts of surplus and capital are recognized under the DGCL.

Staggered or Classified Board of Directors

The Colorado Articles of Incorporation provides for a staggered or classified Board of Directors if the Board consists of six or more directors, dividing the Board into three classes.

The Delaware Certificate of Incorporation provides that the classified board provisions will apply regardless of the size of the board. This method of electing directors makes changes in the composition of the board of directors more difficult, and thus makes a potential change in control of a corporation a lengthier and more difficult process.

Voting Rights of Non-Voting Preferred Stock

The one outstanding share of Colorado Preferred Stock has no voting rights, except as required by the CBCA. The CBCA requires the Colorado Preferred Stock to vote as a separate class whenever a transaction voted on by the shareholders would

• increase or decrease the aggregate number of authorized shares of that class;

• effect an exchange or reclassification of all or part of the shares of that class;

• effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class;

• change the designation, preferences, limitations, or relative rights of all or part of the shares of that class;

• change the shares of all or part of the class into a different number of shares of the same class;

• create a new class of shares having rights or preferences with respect to distributions or dissolution that are prior, superior, or substantially equal to the shares of that class;

• increase the rights, preferences, or number of authorized shares of any class that, after giving effect to the transaction, have rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equally to the shares of the class;

• limit or deny an existing preemptive right of all of part of the shares of that class; or

• cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of that class.

None of the proposals described in this proxy statement give the holder of the Colorado Preferred Stock the right to vote at the annual meeting.

The share of Delaware Preferred Stock has no voting rights, except as required by the DGCL. The DGCL requires the Delaware Preferred Stock to vote as a separate class whenever a transaction voted on by the shareholders would

• increase or decrease the aggregate number of authorized shares of that class;

• increase or decrease the par value of the shares of that class; or

• alter or change the powers, preferences, or special rights of the shares of that class so as to affect them adversely.

Vote Required for Election of Directors

In both Colorado and Delaware, a plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote for directors is required in order to elect a director.

Action by Shareholders Without a Meeting

As required by the CBCA, the Colorado Bylaws provide that (i) any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if all of the shareholders entitled to vote thereon consent to such action in writing, and (ii) action by written consent is effective as of the date the last writing necessary to effect the action is received by the secretary of the Company, unless all of the written consents necessary to effect the action specify a different date as the effective date of the action.

The DGCL permits stockholder action by less than unanimous written consent. The Delaware Bylaws provide that any action that could be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if written consents are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

In addition, the Delaware Bylaws contain the following provisions which are not provided for by the Colorado Bylaws: (i) in order to be effective, all written consents must be delivered to Ramp Corporation within 60 days after the earliest dated consent delivered to Ramp Corporation, and (ii) prompt notice of the action by written consent must be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to Ramp Corporation.

Removal of Directors

The CBCA provides that any director may be removed, with or without cause, by the holders of Colorado Common Stock and only if the votes cast in favor of removal exceed the votes cast against removal.

The DGCL provides that any director may be removed, with or without cause, by a majority of the shares then entitled to vote at an election of directors; however, the DGCL also provides that, so long as a Delaware corporation has a classified board of directors, shareholders may effect such removal only for cause.

Indemnification

The Colorado Articles of Incorporation provides that the Company has the right and/or duty to indemnify a director to the extent provided by the CBCA and to indemnify any officer, employee or agent of the Company who is not a director to the extent provided by the CBCA or to a greater extent if consistent with the CBCA and provided by resolution of the Company's shareholders or Board of Directors or by contract.

The Delaware Certificate of Incorporation provides that directors of Ramp Corporation shall be indemnified to the fullest extent permitted by Delaware law and that Ramp Corporation has right and/or duty to indemnify any officer, employee or agent of the Company who is not a director to the extent provided by law or to a greater extent if consistent with law and provided by resolution of Ramp Corporation's shareholders or board of directors or by contract.

The Delaware Bylaws contain the following provisions not currently contained in the Colorado Bylaws: (i) mandatory reimbursement of expenses of a director, upon receipt of an undertaking by such director to repay all amounts advanced if such director is ultimately determined not to be entitled to indemnification by Ramp Corporation, and (ii) Ramp Corporation will provide indemnification to directors and officers with respect to proceedings commenced by the director or officer only if commencement of such proceeding has been authorized by the board of directors of Ramp Corporation.

Notice of Adjournments and Other Actions

The Colorado Bylaws require that:

• if the authorized shares of the Company are to be increased, at least 30 days' notice shall be given to the shareholders of record, as required by the CBCA; and

• if a shareholder meeting is adjourned for more than 120 days (in which case a new record date is to be fixed by the board of directors of the Company), notice shall be given to record holders as of the new record date.

The Delaware Bylaws provide for the same notice requirements as the Colorado Bylaws, except that the 30-day notice for an increase in the authorized shares was eliminated, because the DGCL does not require a set notice period notice, and the 120-day notice in the case of adjournments was changed to a 30-day notice to reflect the DGCL.

Record Date

Consistent with the CBCA, the Colorado Bylaws provide that, with respect to all actions requiring the fixing of a record date (including distributions) other than a shareholder action by written consent, the record date is not to be more than 70 days before the meeting or action requiring a determination of shareholders. With respect to a shareholder action by written consent, the record date is the date on which a writing upon which the action is taken is first received by the Company.

Consistent with the DGCL, the Delaware Bylaws differ with respect to the Colorado Bylaws in the following ways:

• the Delaware Bylaws provide that the record date is not to precede the date upon which the resolution fixing the record date is adopted by the board of directors;

• the record date is not to be more than 60 days before a meeting or action requiring determination of stockholders, except that (in the case of an action by written consent) the record date for which must be not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the board of directors; and

• in the case of a stockholder meeting, the record date may not be less than 10 days before the meeting.

Amendment to the Articles (Certificate) of Incorporation

Amendments to the Colorado Articles of Incorporation (other than ministerial amendments authorized by the Board of Directors without shareholder action) may be proposed by the Board or by the holders of shares representing at least 10% of all of the votes entitled to be cast on the amendment. The Board must recommend the amendment to the shareholders, unless the amendment is being proposed by the shareholders, or unless the Board determines that, because of a conflict of interest or other special circumstances, it should make no recommendation and the Board then communicates the basis for its determination or lack thereof to the shareholders with the amendment.

Under the DGCL, stockholders are not entitled to enact, without any action taken by the board of directors, an amendment to the Delaware Certificate of Incorporation. Amendments to the Delaware Certificate of Incorporation generally require that the board adopt a resolution setting forth the amendment, declaring its advisability and submitting it to a vote of the stockholders.

Amendment to the Bylaws

The Colorado Bylaws provide that the Board of Directors or the shareholders may amend, restate or repeal the bylaws of the Company.

The Delaware Bylaws provide that the board of directors of Ramp Corporation may amend, restate or repeal the bylaws of Ramp Corporation at any meeting by a majority of the directors present at a meeting at which a quorum is present.

Preferred Stock

The Colorado Articles of Incorporation authorize the Board of Directors of the Company to issue shares of preferred stock in one or more series, and to fix for each series the number, dividend rights, conditions of redemption, rights on dissolution, voting rights (but only to the limited extent that the preferred stock is granted the right to vote by the CBCA), conversion privileges and other rights and limitations to the extent permitted by the CBCA. One share of Colorado Preferred Stock is outstanding.

The Delaware Certificate of Incorporation contains a similar authorization for the board of directors with respect to preferred stock; however, the rights and limitations of the preferred stock are retained to the fullest extent permitted by the DGCL. Accordingly, the board is permitted to fix whether or not the holders of shares of a series of preferred stock will have voting rights and the terms of those voting rights, in addition to the voting rights provided by Delaware law. One share of Delaware Preferred Stock will be issued in connection with the reincorporation unless the holder of the currently outstanding one share of Colorado Preferred Stock perfects its dissenters' rights with respect to such share.

The ability of the board of directors to give the preferred stock a wider array of voting rights could discourage or thwart persons seeking to effect a takeover or otherwise gain control of Ramp Corporation.

Dissolution

Under the CBCA, the Board of Directors of the Company may submit a proposal of voluntary dissolution of the Company to the shareholders entitled to vote thereon. The Board must recommend such dissolution to the shareholders as part of the dissolution proposal, unless the Board determines that, because of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders.

Ramp Corporation will be subject to the same voting requirement with respect to a dissolution; however, if the board of directors does not initially approve the dissolution then the stockholder vote required for the dissolution is a unanimous written consent of all stockholders entitled to vote thereon.

Dividends

The CBCA provides that the payment of dividends and other distributions is generally permissible unless, after giving effect to the dividend or distribution, the Company would be unable to pay its debts as they become due in the usual course of business, or if the total assets of the Company would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were dissolved at the time the dividend was paid, to satisfy the preferential rights of shareholders whose preferential rights upon dissolution are greater than those of the shareholders receiving the dividend. Because Colorado law dispenses with the concepts of par value of shares as well as statutory definitions of capital and surplus, the above limitation is the only limitation with respect to the declaration of dividends by the Board of Directors of the Company.

The DGCL provides the same provision with respect to declaration of dividends as the CBCA. However, unlike in Colorado, the concepts of par value, capital and surplus are retained in Delaware. The DGCL defines surplus as the excess of the net assets of the corporation over its capital. Unless the corporation's board of directors determines otherwise, the capital of the corporation is equal to the aggregate par value of the shares of stock having par value. Therefore, the DGCL permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of the net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year.

Corporate Records (Form of Records)

Under the CBCA, the Company is required to keep, as permanent records, minutes of all meetings of the shareholders and the Board of Directors of the Company, a record of all actions taken by the shareholders or the Board without a meeting, a record of all actions taken by a committee of the Board, and a record of all waivers of notices of meetings of shareholders and of the Board or any committee of the Board. In addition, the CBCA requires the Company to keep specific records at its principal office, including the Colorado Articles of Incorporation, the Colorado Bylaws and the minutes of all shareholders' meetings, and records of all action taken by shareholders without a meeting, for the past three years.

The Delaware Certificate of Incorporation provides that any records maintained by Ramp Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The DGCL does not require that Ramp Corporation keep any specific records at any particular place or for a specific period of time.

Examination of Books and Records

Under the CBCA, any record or beneficial shareholder of the Company may, upon five days' written demand, inspect certain records, including shareholder actions, minutes of shareholder meetings, communications with shareholders and recent financial statements. In addition, upon five days' written demand, any such shareholder may inspect the list of shareholders and certain other corporate records, including minutes of the meetings of Board of Directors of the Company, if the shareholder either (i) has been a shareholder for at least three months, or (ii) is a shareholder of at least 5% of all outstanding shares of any class of shares when the demand is made, provided that the demand is made in good faith and for a proper purpose reasonably related to such person's interests as a shareholder.

The inspection rights of the stockholders of Ramp Corporation are the same as under Colorado law, except that (i) there is no requirement that a stockholder must have been a stockholder for any set time period or own at least a minimum amount of all outstanding shares of any class of shares when the demand is made, and (ii) if Ramp Corporation refuses to permit inspection or does not reply to the demand within five business days after the demand has been made, the stockholder may apply to the Court of Chancery for an order to compel such inspection.

Business Combination Statute

The CBCA does not contain any business combination provisions.

Section 203 of the DGCL provides for a three-year moratorium on certain business combinations with "interested stockholders" (generally, persons who own, individually, or with or through other persons, 15% or more of the corporation's outstanding voting stock). The DGCL permits a corporation to opt out of the restrictions imposed by Section 203 in its certificate of incorporation, but the Delaware Certificate of Incorporation does not do so. By not opting out of the restrictions imposed by Section 203, Ramp Corporation may be more difficult to take over.

Dissenters' (Appraisal) Rights

Under the CBCA, shareholders are entitled to exercise dissenters' rights in the event of certain mergers, share exchanges, sales, leases, exchanges or other dispositions of all or substantially all of the property of the Company. Shareholders also may dissent in the case of a reverse stock split that reduces the number of shares owned to a fraction of a share or to scrip if such scrip is to be acquired for cash or voided Dissenters' rights in Colorado are available to both record holders and beneficial holders.

In connection with the reincorporation merger, only the holder of the one outstanding share of Colorado Preferred Stock will be able to exercise dissenters' rights.

The DGCL provides appraisal rights only in the case of a stockholder objecting to certain mergers or consolidations. Thus, under the DGCL, stockholders have no appraisal rights in the event of a sale, lease or exchange of all or substantially all of a corporation's assets. Appraisal rights in Delaware are available only to record holders.

Derivative Actions

Under the CBCA, if a court finds that a derivative action was brought without reasonable cause, the court may require the plaintiff to pay the Company's reasonable expenses (exclusive of attorneys' fees) attributable to the defense of such action. In addition, the Company may, at any time before final judgment, require the plaintiff to give security for the costs and reasonable expenses (excluding attorneys' fees) which may be incurred by the Company in the defense of such action, if the shareholder instituting the action holds less than 5% of the outstanding shares of any class of the Company, unless the shares so held have a market value in excess of $25,000.

The DGCL's requirements for bringing derivative actions are substantially similar to those contained in the CBCA, except that the DGCL does not impose (i) the reasonable cause requirement, or (ii) the security requirement imposed by the CBCA.

Reacquisition of Stock by the Corporation

Under the CBCA, the Company may acquire its own shares, subject to certain limitations and, except in certain circumstances, such shares will constitute authorized but unissued shares.

The DGCL requires that (i) all repurchases of shares by Ramp Corporation be made of out of surplus, and (ii) a purchase of shares redeemable at the option of Ramp Corporation not be made for more than the price at which the shares may then be redeemed.

Shares of stock issued by Ramp Corporation as fully paid, and afterwards reacquired by Ramp Corporation without applying "capital" in connection with such reacquisition, would have the status of "treasury shares" if the board of directors does not, by resolution, retire the shares reacquired. Treasury shares that have a par value may be resold at any price fixed by the board of directors.

Franchise Tax

There is no franchise tax in Colorado.	The DGCL requires corporations to pay franchise tax annually (current maximum is $165,000 per year).

Federal Income Tax Consequences of the Reincorporation Merger

          The following discussion addresses the material federal income tax consequences of the reincorporation merger that are applicable to the Company's shareholders. The discussion does not deal with all federal income tax consequences that may be relevant to a particular shareholder or any foreign, state or local tax considerations. Accordingly, shareholders are urged to consult their own tax advisors as to the specific federal, foreign, state and local tax consequences to them as a result of the reincorporation merger.

          The following discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date of this proxy statement. The Company has not requested, and will not request, a ruling from the Internal Revenue Service regarding the tax consequences of the reincorporation merger.

          The Company believes that the reincorporation merger and the resulting reincorporation of the Company from Colorado to Delaware will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code. Accordingly, for federal income tax purposes: (i) no gain or loss will be recognized by shareholders upon consummation of the reincorporation merger; (ii) the aggregate tax basis of the shares of the Delaware entity received in the reincorporation merger will be the same as the aggregate tax basis of shares of the Company exchanged in the reincorporation merger; and (iii) the holding period of the shares of the Delaware entity received in the reincorporation merger will include the period during which the shares of the Company were held.

Accounting Treatment of the Reincorporation Merger

          The reincorporation merger will be accounted for as a reverse merger whereby, for accounting purposes, the Company will be considered the accounting acquiror and Ramp Corporation will be treated as the successor to the historical operations of the Company. Accordingly, the historical financial statements of the Company, which previously have been reported to the Securities and Exchange Commission on Forms 10-K and Forms 10-Q, among others, as of and for all periods through the date of this proxy statement, will be treated as the financial statements of Ramp Corporation.

Regulatory Approval

          To the Company's knowledge, the only required regulatory or governmental approval or filing necessary in connection with the consummation of the reincorporation merger will be the filing of the Articles of Merger (including the merger agreement) with the Secretary of State of Colorado and the filing of the Certificate of Merger with the Secretary of State of Delaware.

Dissenters' Rights for the Holder of Colorado Preferred Stock

          Because shares of the Company's common stock are listed on the American Stock Exchange and are held of record by more than _____ shareholders, Colorado law does not provide for dissenters' rights of appraisal for holders of the common stock in connection with the reincorporation merger.

          One share of Colorado Preferred Stock is outstanding and the holder of that share is entitled to dissenters' rights of appraisal under Colorado law in connection with the reincorporation merger. Summarized below are the dissenters' rights of the holder of the outstanding share of Colorado Preferred Stock and the statutory procedures required to be followed in order to perfect such rights. A copy of Article 113 of the CBCA, which is the provision governing dissenters' rights under the CBCA, is attached to this proxy statement as Annex D. The following summary is qualified in its entirety by reference to Article 113 of the CBCA, and such Article should be reviewed carefully by the holder of Colorado Preferred Stock. Failure to comply strictly with all conditions for asserting rights as a dissenting shareholder, including the time limits, will result in loss of dissenters' rights.

          Only the record holder of the one outstanding share of Colorado Preferred Stock may assert dissenters' rights, and such rights may be asserted only with respect to the one outstanding share of Colorado Preferred Stock. To assert such rights, the record holder must dissent, or refrain from voting, with respect to the reincorporation proposal and causes the Company to receive written notice which states such dissent and the name, address and federal taxpayer identification number, if any, of each beneficial owner on whose behalf the record holder asserts dissenters' rights. A beneficial owner, who is not the record holder, may not separately assert dissenters' rights; to assert such rights, a beneficial owner must cause the record holder to act as aforesaid.

          If the record holder of Colorado Preferred Stock determines to dissent, it must send to the Company, before the vote on the reincorporation merger is taken, written notice of its intention to demand payment for its share of Colorado Preferred Stock if the reincorporation merger is effectuated. Neither a vote against the reincorporation proposal nor any proxy directing such vote, nor abstention from voting on the reincorporation proposal will satisfy the requirement for a written notice to the Company. All such notices should be mailed to Medix Resources, Inc., 420 Lexington Avenue, Suite 1830, New York, New York 10170, Attention: Corporate Secretary.

          If the reincorporation merger is approved at the annual meeting, then, within ten days thereafter, the Company will provide to the record holder of Colorado Preferred Stock, if it still is entitled to demand payment, a written notice containing all information required by Colorado law, whereupon the dissenting holder then must, in accordance with the provisions of Article 113 of the CBCA, demand payment for, and deposit the share certificate representing, the one share of Colorado Preferred Stock as provided in the written notice.

          The Company will pay to the holder of Colorado Preferred Stock, if eligible, and if it has validly exercised its dissenters' rights under Article 113 of the CBCA, the amount the Company estimates is the fair value of the dissenting holder's share plus interest at the rate provided in Article 113 of the CBCA from the effective date of the reincorporation until the payment date, and also will provide the information required by Article 113 of the CBCA. If the dissenting holder believes that (i) the amount offered or paid is less than the fair value of such holder's share of Colorado Preferred Stock or that the interest was incorrectly calculated, or (ii) the Company failed to make the payment within the prescribed time under Article 112 of the CBCA, or if the Company does not return the deposited share certificate when required to do so, the dissenting holder may (x) give notice to the Company of such holder's estimate of the fair market value of such holder's share of Colorado Preferred Stock and the amount of interest due and demand payment of such estimate, less any payment previously made by the Company, or (y) reject the Company's offer and demand payment of the fair value of the shares and interest due. If a dissenting holder's demand for payment remains unresolved, then the Company may, within sixty days of receipt thereof, commence a proceeding and petition the court to determine the fair value of such dissenting holder's shares and interest due thereon; if the Company does not timely make such a request, it must then pay the dissenting holder the amount set forth in such holder's demand for payment.

Vote Required

          Our proposed reincorporation will be deemed approved if a majority of all of the shares of common stock outstanding on the Record Date vote for such proposal. Your Board of Directors recommends a vote FOR the approval of our proposed reincorporation.

PROPOSAL THREE

2004 STOCK INCENTIVE PLAN

          On October 7, 2003, our Board of Directors adopted, subject to shareholder approval, the Medix Resources, Inc. 2004 Stock Incentive Plan (the "2004 Plan"). The purpose of the 2004 Plan is to enable us to attract and retain qualified directors, officers, employees, consultants, advisors and advisory board members, and to provide these persons with an additional incentive to contribute to our success. The material provisions of the 2004 Plan are summarized below. A copy of the 2004 Plan is set forth as Annex F to this proxy statement. Shareholders are urged to read the 2004 Plan in its entirety.

Administration

          The 2004 Plan provides that it will be administered by our Board of Directors or any duly created committee appointed by our Board and charged with the administration of the 2004 Plan. To the extent required in order to satisfy the requirements of Section 162(m) of the Code, any such committee will consist solely of at least two "outside directors," within the meaning of Section 162(m). We will refer to our Board or any committee of our Board which administers the 2004 Plan as the "Plan Administrator". It currently is anticipated that the 2004 Plan will be administered by a committee consisting of three directors to be designated by the Board, except as otherwise required by Section 162(m) of the Code or as required by the regulations of the Securities and Exchange Commission or the rules of the American Stock Exchange.

Structure

The 2004 Plan actually consists of six different plans:

• a plan which contemplates the grant of incentive stock options;

• a plan which contemplates the grant of non-qualified stock options (which we refer to as "supplemental stock options");

• a plan which contemplates the grant of stock appreciation rights;

• a plan which contemplates the grant of performance shares;

• a plan which contemplates the grant of stock options and other awards to non-employee directors; and

• a plan which contemplates the grant of stock options and other awards to members of any advisory board.

Types of Options

          The Plan Administrator may designate any option, or any portion of an option, as either an incentive stock option or a supplemental stock option. Incentive stock options, which may be granted only to employees, are stock options which are afforded special tax treatment if they satisfy the requirements of Section 422 of the Code. Any portion of an option that is not expressly designated as an incentive stock option will be a supplemental stock option. To the extent that an option intended to be an incentive stock option fails to satisfy one or more applicable requirements of Section 422 of the Code, it will be deemed to be a supplemental stock option.

Other Awards

          In addition to stock options, the 2004 Plan authorizes the grant of stock appreciation rights and performance shares. Stock appreciation rights may be granted in tandem with existing stock options or separately from such options. Performance shares enable the Company to condition the grant of shares upon the satisfaction of certain specified milestones.

Eligibility

          All directors (including non-employee directors), officers, employees, advisory board members and consultants of the Company and our subsidiaries are eligible to participate in the 2004 Plan, except that (i) only employees are eligible to receive incentive stock options, (ii) only non-employee directors are eligible to participate in the plan for non-employee directors, and (iii) only advisory board members are eligible to participate in the plan for advisory board members. Grants under the 2004 Plan are discretionary. We are unable, at the present time, to determine the identity or number of directors, officers, other employees and consultants who may be granted benefits under the 2004 Plan in the future.

Exercise Period

          Subject to modification by the Plan Administrator, options granted to participants are generally exercisable in 25% annual installments beginning on the first anniversary of the date of grant and continuing for each of the next three anniversaries thereafter. Unless earlier terminated by our Board of Directors, the 2004 Plan will terminate on December 31, 2013. Such termination will have no impact upon options granted prior to the termination date. In order to meet the requirements of the Code, incentive stock options may not have a maximum term exceeding ten years and, if granted to a person who is the beneficial owner of 10% or more of the combined voting power of our capital stock, may not have a maximum term or more than five years. The 2004 Plan provides that the maximum term for all other options granted under the 2004 Plan is ten years, except that options and awards for advisory board members generally will expire two years after the date of grant.

Exercise Price

          Options granted under the 2004 Plan, other than incentive stock options, will have an exercise or payment price as established by the Plan Administrator. The exercise price of incentive stock options, in order to meet the requirements of the Code, may not be less than the fair market value of the underlying shares on the date of grant, and if granted to a person who is the beneficial owner of 10% or more of the combined voting power of our capital stock, such options must have an exercise price of not less than 110% of the fair market value of the underlying shares. If, on the date of grant, our common stock is listed on the American Stock Exchange or another national securities exchange or is quoted on Nasdaq's automated quotation system, the fair market value of our common stock will be the closing sale price on such date (and if no shares traded on such date, then the average of the high bid price and the low asked price). Otherwise, the fair market value of our common stock will be as determined in good faith by the Plan Administrator in accordance with generally accepted valuation principles and such other factors as the Plan Administrator deems relevant. On October 8, 2003, the closing sale price of our common stock on the American Stock Exchange was $.58 per share.

Payment

          Upon exercise of an option granted under the 2004 Plan, the optionee will be required to provide the payment price in full by certified or bank cashier's check or, if permitted by the Plan Administrator, in its sole discretion (i) by a promissory note of the optionee, (ii) by surrender of shares of our common stock valued at fair market value on the date of exercise, (iii) by surrender of then exercisable options, which if exercised would have a value in excess of the exercise price equal to the payment in full of the exercise price of the options to be exercised (commonly known as a "cashless exercise"), or (iv) by a combination of the foregoing. In connection with any exercise of options, we have the right to collect at such time, or withhold from any payments which may be then made under the 2004 Plan, all taxes required to be withheld under applicable law.

Transferability

          Options granted under the 2004 Plan generally will be nontransferable, except by will or by the laws of descent and distribution. During the lifetime of an optionee, an option generally may be exercised only by the optionee and, after the optionee's death only by the optionee's executor, administrator or personal representative. Notwithstanding the foregoing, the Plan Administrator, in its sole discretion, may permit the recipient of a supplemental option, stock appreciation right or performance share to transfer such options, stock appreciation rights and/or performance shares.

Termination of Employment

          If an optionee ceases to be employed by us or our subsidiary for cause, then all options held by the optionee terminate immediately. If employment is terminated without cause, the options may be exercised, to the extent exercisable on the date of termination, for the lesser of 90 days after termination or the expiration date of the options. If an optionee voluntarily terminates employment, his or her options may be exercised, to the extent exercisable on the date of termination, for the lesser of 30 days after termination or the expiration date of the options.

          If an optionee dies or becomes disabled while employed by us or our subsidiary, then all options exercisable on the date of death or termination due to disability may be exercised for a period equal to the lesser of twelve months after the date of death or such termination or the expiration date of the options.

Amendment and Termination

          The 2004 Plan may be amended or terminated at any time by our Board of Directors, except that no amendment may be made without shareholder approval if such approval is required by any applicable laws or regulations and, in no event, may an amendment or revision alter or impair an outstanding option without the consent of the affected optionee. No options may be granted after termination of the 2004 Plan, although termination of the 2004 Plan will not affect the status of any option granted prior to such time.

Shares Subject to the Plan

          A total of 15,000,000 shares of common stock (subject to adjustment as described below) may be issued under the 2004 Plan, which shares may be authorized and unissued shares or treasury shares.

Adjustments

          The number of shares available for option grants and the shares covered by options will be adjusted equitably for stock splits, stock dividends, recapitalizations, mergers and other changes in our capital stock. Comparable changes will be made to the exercise price of outstanding options. If any option terminates, for any reason and without having been exercised in full, the shares of common stock issueable upon exercise of the unexercised portion thereof will again become available for option grants.

Change In Control

          The 2004 Plan provides that all outstanding options, included then unvested options, will become vested and immediately exercisable upon the occurrence of a "change in control event." The 2004 Plan provides, in general, that a "change in control event" shall be deemed to occur upon any of the following events:

• the consummation of any merger of the Company in which the Company is not the surviving corporation, unless the shareholders of the Company before the transaction continue to own at least 50% of the outstanding voting common stock after the merger;

• the consummation of any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company;

• approval by our shareholders of a plan of liquidation or dissolution of the Company; or

• any other action pursuant to which any person (as defined in Section 13(d) of the Securities Exchange Act of 1934) shall become the beneficial owner of more than 50% of our outstanding voting securities.

Additional Limitation

          No person may receive options or other awards for more than 3,000,000 shares of our common stock in any calendar year. In addition, if an optionee exercises incentive stock options that first become exercisable in any calendar year in an amount exceeding $100,000, the excess thereof will be treated as supplemental stock options.

          The 2004 Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 and is not intended to be qualified under Section 401(a) of the Code.

U.S. Federal Income Tax Consequences

          BECAUSE OF THE COMPLEXITY OF THE FEDERAL INCOME TAX LAWS AND THE VARIED APPLICABILITY OF STATE, LOCAL AND FOREIGN INCOME TAX LAWS, THE FOLLOWING DISCUSSION OF TAX CONSEQUENCES IS GENERAL IN NATURE AND RELATES SOLELY TO FEDERAL INCOME AND EMPLOYMENT TAX MATTERS.

          The grant of an incentive stock option or supplemental stock option (also known as a non-qualified stock option) will not result in income for the grantee or a tax deduction by reason of such grant for the Company.

          Upon the exercise of a supplemental stock option, the optionee will recognize compensation income, which is subject to Federal income tax (as well as certain employment taxes and withholding rules) at ordinary income rates, which generally are higher than the tax rates imposed on long-term capital gains. The amount of income recognized will equal the excess of the fair market value of the common stock on the exercise date over the exercise price, if any. We generally will be entitled to a tax deduction in an amount equal to the compensation income then recognized by the optionee. If the shares acquired upon such exercise are held for more than one year before disposition, any gain on disposition of such shares will be treated as long-term capital gain.

          Upon the exercise of an incentive stock option, an optionee will not recognize any income for regular income tax purposes. However, the excess of the fair market value of the common stock on the date of exercise over the exercise price will be taken into account in determining whether the optionee will have "alternative minimum tax" with respect to the year of exercise. Moreover, under recently proposed regulations, certain Federal employment taxes may apply upon the exercise of incentive stock options after January 1, 2003. If the shares of common stock acquired upon exercise of incentive stock options are held for at least two years from the date of the option grant and for at least one year after the shares are acquired, any gain or loss upon the sale of the shares will be treated as long-term capital gain or loss, generally measured by the difference between the sales price of the common stock and the exercise price. In general, any disposition of the exercised shares during either of those two-year and one-year holding periods is considered a "disqualifying disposition". In the event of a disqualifying disposition, the optionee will recognize compensation income in the year of disposition in an amount equal to the lesser of (i) the fair market value of the common stock on the date of exercise minus the exercise price, or (ii) the amount realized on disposition minus the exercise price. The remainder of the gain will be treated as long-term or short-term capital gain, depending upon whether the common stock has been held for more than one year. If an optionee makes a disqualifying disposition, the Company generally will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee.

          In general, if an optionee in exercising an option tenders shares of our common stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of an incentive stock option and the tender is within two years from the date the option was granted or one year after the date of exercise of the other option, the tender will be a disqualifying disposition of the tendered shares.

          As indicated above, the exercise of an incentive stock option could subject the optionee to the alternative minimum tax. The application of the alternative minimum tax to any particular optionee depends upon the particular facts and circumstances which exist with respect to the optionee in the year of exercise. However, as a general rule, the amount by which the fair market value of our common stock on the date of exercise of an option exceeds the exercise price of the option will constitute an item of "adjustment" for purposes of determining the alternative minimum tax that may be imposed. As such, this item will enter into the tax base on which the alternative minimum tax is computed, and may therefore cause the alternative minimum tax to apply in a given year.

Other Company Option Plans

          Our other option plans, in general, permit us to grant incentive stock options which, in all instances have a maximum term of ten years and a minimum option price of fair market value on the date of grant, (except that with respect to incentive stock options which may be granted to 10% shareholders, such options have a maximum term of five years and a minimum option price of 110% of fair market value on the date of grant).

          In 1994, we adopted an Incentive Stock Option Plan (the "1994 Plan") and reserved a total of 500,000 shares of our common stock reserved for issuance under the 1994 Plan. The purpose of the 1994 Plan was to encourage ownership of our common stock by our employees and employees of our subsidiaries, including employees who are officers and/or directors, and to provide additional incentives for our employees to promote the success of our business. The 1994 Plan provides only for the grant of incentive stock options. Options granted to officers and directors may be immediately exercisable, while options granted to all other employees are subject to vesting schedules determined at the time of grant. Optionees under the 1994 Plan are prohibited from disposing of shares acquired upon option exercises until two years after the date of option grant and one year after the date of option exercise.

          In 1996, we adopted our 1996 Stock Incentive Plan (the "1996 Plan") and reserved a total of 4,000,000 shares of our common stock for issuance under the 1996 Plan. The purpose of the 1996 Plan was to enable us to provide opportunities for certain officers and key employees to acquire a proprietary interest in our Company, to increase incentives for such persons to contribute to our performance and further success, and to attract and retain individuals with exceptional business, managerial and administrative talents, who will contribute to our progress, growth and profitability. The 1996 Plan provides for the grant of incentive stock options, supplemental stock options, stock awards and rights to purchase stock to employees, officers, directors and consultants of the Company and its subsidiaries. Under the 1996 Plan, the maximum term of supplemental options is ten years and one day, and the minimum price for such options is the lesser of our book value per share as of the last day of the preceding fiscal year or 50% of the fair market value of a share of our common stock on the grant date. Awards and purchases are to be made at the fair market value of a share of our common stock on the grant date. Vesting schedules for stock options under the 1996 Plan are determined at the time of grant.

          In 1999, we adopted our 1999 Stock Option Plan (the "1999 Plan") and reserved a total of 10,000,000 shares of our common stock for issuance under the 1999 Plan. The 1999 Plan provides for the grant of incentive stock options and supplemental stock options. The purpose of the 1999 Plan was to enable us to provide opportunities for certain officers and key employees to acquire a proprietary interest in our Company, to increase incentives for such persons to contribute to our performance and further success, and to attract and retain individuals with exceptional business, managerial and administrative talents, who will contribute to our progress, growth and profitability. The terms and conditions of option grants differ from optionee to optionee, are set forth in the optionees' individual stock option agreement and options generally vest over a period of one or more years and expire at various times up to ten years. Upon exercise, shares of our common stock will be issued upon payment of the exercise price in cash, by delivery of shares of our common stock, by delivery of options or a combination of any of these methods. At our 2001 Annual Meeting, our shareholders approved an increase to 13,000,000 shares of our common stock for issuance under the 1999 Plan.

          On May 31, 2003, our shareholders adopted our 2003 Stock Option Plan (the "2003 Plan") which provides for the grant of incentive stock options, supplemental stock options, stock appreciation rights and performance shares to directors, officers, employees, consultants and advisors of our Company and its subsidiaries. The purpose of the 2003 Plan was to enable us to retain and provide such persons with an incentive to contribute to our success. Options granted under the 2003 Plan generally vest over a period of one or more years and expire at various times up to ten years. Upon exercise, shares will be issued upon payment of the exercise price in cash, by delivery of shares of our common stock, by delivery of options or a combination of any of these methods.

          As of October 8, 2003, we had issued ___________ shares of our common stock upon exercise of options to current or former employees and directors, and had _________ shares covered by outstanding options held by current or former employees and directors, with exercise prices ranging from $0.__ to $0.__. Such options have been granted under the 1994 Plan, the 1996 Plan, the 1999 Plan, the 2003 Plan and under options granted outside of our stock option plans.

          The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under the 1994 Plan, the 1996 Plan, the 1999 Plan, the 2003 Plan and under stock options granted outside of these plans as of December 31, 2002. These plans were our only equity compensation plans in existence as of September 30, 2003.

Plan Category	(a) Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price Of Outstanding Options, Warrants and Rights	Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a))
Equity Compensation Plans Approved by Shareholders	9,418,250	$1.30	3,611,750
Equity Compensation Plans Not Approved by Shareholders	854,500	$0.53	0
TOTAL	10,272,750	$1.24	3,611,750

Vote Required

          Our proposed 2004 Plan will be deemed approved if a majority of the votes cast at the meeting are cast for such proposal, assuming a quorum is present. Your Board of Directors recommends a vote FOR the approval of the 2004 Plan.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

General

          On June 20, 2003, upon recommendation of the Company's Audit Committee, the Board of Directors engaged BDO Seidman, LLP, independent auditors, to audit the Company's financial statements for the 2003 fiscal year.

          Prior thereto, the Company's financial statements were audited by Ehrhardt Keefe Steiner & Hottman, PC. Ehrhardt Keefe's reports on the Company's financial statements for each of the two years ended December 31, 2002 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles; however, Ehrhardt Keefe did issue an explanatory paragraph in its 2002 and 2001 reports on the Company's financial statements as to the Company's ability to continue as a going concern. During the two years ended December 31, 2002 and through the date of their dismissal by the Company, there were no disagreements with Ehrhardt Keefe on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Ehrhardt Keefe's satisfaction, would have caused Ehrhardt Keefe to make reference to the subject matter in connection with its report on the Company's financial statements.

          In the fourth quarter of 2002, the Company, in contemplation of moving all of its accounting records to New York City, began limiting the involvement of certain members of its accounting personnel that had been utilized on a contract basis. In addition, the accounting manager in the Company's Denver office was terminated in December 2002, and the accounting manager that was hired for the New York City office in January 2003 proved not to be able to perform his required duties in a professional manner, which resulted in his termination in March 2003. The Company's then Chief Financial Officer was thereafter terminated and Arthur Goldberg, the Company's current Chief Financial Officer was hired on May 20, 2003. This condition resulted in a situation that Ehrhardt Keefe believed created an environment where not all adjustments were being recorded to the Company's books and records in a timely manner, which resulted in significant adjustments being proposed by Ehrhardt Keefe. These adjustments primarily related to two areas - stockholders' equity transactions, particularly the imputation of compensation expense using the Black Scholes method, and the proper accrual of relocation expenses related to offices that have been closed. These issues gave rise to a reportable condition, as defined by Generally Accepted Auditing Standards and were contained in Ehrhardt Keefe's report to the Company's Audit Committee. Management believes that it has addressed the reportable conditions contained in Ehrhardt Keefe's report, as it has successfully transferred all of its accounting records to the Company's New York office and has added personnel with appropriate background and experience who are responsible for the Company's accounting and financial reporting functions.

          During the two years ended December 31, 2002 and though the date of their dismissal by the Company, the Company had no reportable events, as such term is defined in Item 304(a)(1)(v) of Regulation S-K, other than as set forth above. Since these transactions occurred due to conditions that were initiated in the fourth quarter of 2002, none of the Company's previously filed financial statements were affected. After completion of its review of the Company's financial statements for the year ended December 31, 2002, Ehrhardt Keefe was able to complete its audit of such financial statements and issue its report thereon. Ehrhardt Keefe has not performed any procedures for the Company since its review of the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2003 and, therefore, Ehrhardt Keefe is unable to comment as to whether the conditions resulting in the reportable event have been successfully eliminated.

          During the two years ended December 31, 2002 and through the date of its appointment as the Company's independent auditors, the Company did not consult with BDO Seidman, LLP with respect to the application of accounting principles as to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or any other matters or reportable events.

          Neither representatives of BDO Seidman, LLP nor of Ehrhardt Keefe are expected to be present at the annual meeting.

Audit and All Other Fees

          The aggregate audit fees billed by Ehrhardt Keefe to the Company for professional services rendered to the Company for the audit of the Company's financial statements for the year ended December 31, 2002 and the review of the Company's quarterly financial statements included in its Quarterly Reports on Form 10-Q filed with respect to such year were $94,511.

          During 2002, in addition to its fees for audit services, Ehrhardt Keefe billed the Company $20,085 for tax-related consulting and other professional services. The Audit Committee of the Board of Directors has considered whether the provision of these non-audit services was compatible with maintaining Ehrhardt Keefe's independence, and has concluded that their independence was not compromised by providing these services.

Financial Information Systems Design and Implementation Fees

          There were no services performed or fees billed by Ehrhardt Keefe for information technology services relating to financial information systems design and implementation with respect to 2002.

Vote Required

          The ratification of the appointment of BDO Seidman LLP will be effective if a plurality of the shares which vote thereon at the annual meeting vote in favor of the ratification. Your Board of Directors recommends a vote FOR the ratification of the appointment of BDO Seidman LLP.

OTHER MATTERS

General

          Management knows of no matters which are likely to be presented at the annual meeting, other than the matters described in this proxy statement. However, if any other matters do come before the annual meeting, the persons named in the enclosed form of proxy or their substitutes will vote such proxy on such matters in their discretion.

Annual Report to the Securities and Exchange Commission

          A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission, is available without charge, by written request to: Investor Relations Department, Medix Resources, Inc., 420 Lexington Avenue, Suite 1830, New York, New York 10170.

Stockholder Proposals for the 2004 Annual Meeting of Shareholders

          Shareholders who wish to have proposals included in the proxy statement to be issued in connection with the Company's 2004 Annual Meeting of Shareholders must submit their proposals so that they are received by the Company no later than _______, 2004. All proposals must be submitted in writing to our Corporate Secretary at 420 Lexington Avenue, Suite 1830, New York, New York 10176.

          Shareholders who wish to submit a proposal at the 2004 Annual Meeting outside of the procedures set forth above, including nominations for directors, must submit the proposal in writing to our Corporate Secretary at 420 Lexington Avenue, Suite 1830, New York, New York 10176 on or before _________, 2004. If a proposal is received after that date, the management proxy for the 2004 annual meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2004 annual meeting.

By Order of the Board of Directors Arthur L. Goldberg, Secretary

October __, 2003